Exhibit 5

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

TRANSATLANTIC PETROLEUM, LTD.,

TRANSATLANTIC WORLDWIDE, LTD.,

LONGE ENERGY LIMITED,

TRANSATLANTIC PETROLEUM (USA) CORP.,

TRANSATLANTIC PETROLEUM CYPRUS LIMITED,

VIKING INTERNATIONAL LIMITED,

VIKING GEOPHYSICAL SERVICES, LTD.,

VIKING OILFIELD SERVICES SRL

and

DALEA PARTNERS, LP

Dated as of March 15, 2012

i

(continued)

(continued)

(continued)

Exhibits and Schedules

EXHIBITS

Exhibit A	Definitions
Exhibit B	Net Working Capital Principles & Account Composition
Exhibit C	Master Services Agreement
Exhibit D	Transition Services Agreement
Exhibit E	Acquired Company Debt

SCHEDULES

Schedule 1	Shares
Schedule 3.3(h)	Directors’ and Officers’ Resignations
Schedule 4.1	Organization and Standing
Schedule 4.2	Capitalization
Schedule 4.3	Subsidiaries
Schedule 4.4(b)	Conflicts
Schedule 4.4(c)	Consents of the Acquired Companies
Schedule 4.5(a)	Acquired Company Financial Statements
Schedule 4.5(b)	Non-Compliance with GAAP
Schedule 4.5(c)	Undisclosed Liabilities
Schedule 4.6	Taxes
Schedule 4.7(a)	Personal Property
Schedule 4.7(b)	Asset List
Schedule 4.8(a)	Leased Real Property
Schedule 4.8(b)	Owned Real Property
Schedule 4.9	Compliance with Laws
Schedule 4.11(a)	Employee Benefit Plan
Schedule 4.11(b)	Employee List
Schedule 4.12(a)	Material Contracts
Schedule 4.13	Legal Proceedings
Schedule 4.14	Intellectual Property
Schedule 4.15	Insurance
Schedule 4.16	Personnel
Schedule 4.17	Environmental Matters
Schedule 4.18	Conduct of Business in Ordinary Course
Schedule 4.19	Brokers
Schedule 4.20(a)(i)	Customer Notices
Schedule 4.20(a)(ii)	List of Customers
Schedule 4.20(b)(i)	Supplier Notices
Schedule 4.20(b)(ii)	List of Suppliers
Schedule 4.21(a)	Accounts Receivable Outside Ordinary Course
Schedule 4.21(b)	Accounts Receivables
Schedule 4.22	Affiliate Transactions
Schedule 4.23	Directors and Officers

v

Schedule 6.4(b)	Consents of Buyer
Schedule 7.1	Interim Operations
Schedule 7.10	Assets to be Transferred
Schedule 8.2(c)	Governmental Authorities
Schedule 8.3(e)	Closing Consents of Sellers and TAT

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 15, 2012, is entered into by and among TransAtlantic Petroleum Ltd., an exempted company incorporated with limited liability under the laws of Bermuda (“TAT”), Viking International Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“VIL”), Viking Geophysical Services, Ltd., an international business company organized under the laws of Bahamas (“VGS”), and Viking Oilfield Services SRL, a limited liability company under the laws of Romania (“VOS SRL” and together with VIL and VGS, the “Acquired Companies”), TransAtlantic Worldwide, Ltd., an international business company organized under the laws of Bahamas (“TAW”), Longe Energy Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“Longe”), TransAtlantic Petroleum (USA) Corp., a corporation incorporated under the laws of the State of Colorado, United States of America (“USA”), and TransAtlantic Petroleum Cyprus Limited, a limited liability company organized under the laws of Cyprus (“Cyprus,” and together with TAW, Longe and USA, “Sellers”), and Dalea Partners, LP, an Oklahoma limited partnership (“Buyer”).

RECITALS

A. Sellers are the record and beneficial owners of all of the issued and outstanding equity securities of each of the Acquired Companies as set forth on Schedule 1 to this Agreement (the “Shares”).

B. Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, and subject to the terms and conditions set forth herein, TAT, the Acquired Companies, Sellers and Buyer, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

The terms defined in Exhibit A, whenever used herein, shall have the meanings set forth in Exhibit A for all purposes of this Agreement. The definitions in Exhibit A are incorporated into this Agreement as if fully set forth at length herein and all references to a section in such Exhibit A are references to such section of this Agreement.

ARTICLE II

SALE AND PURCHASE

2.1 Purchase and Sale of Shares. At the Closing, subject to the terms and conditions of this Agreement, Sellers shall sell, transfer, assign and convey the Shares to Buyer, and Buyer shall purchase and accept the Shares from Sellers, and Buyer shall pay to Sellers the Closing Date Cash Consideration and shall deliver the Promissory Note. The “Closing Date Cash Consideration” (and, collectively with the Promissory Note, the “Purchase Price”) shall be equal to $152,500,000. Sellers acknowledge and agree that, for the convenience of the parties, the Closing Date Cash Consideration, the Promissory Note (and any replacements or substitutions therefor), and all other payments to be made by Buyer to Sellers or TAT under this Agreement shall be paid to TAT, to be further allocated among the Sellers as determined by TAT. The Purchase Price shall be increased or decreased as provided below:

(a) Increases in the Purchase Price. The Purchase Price shall be increased by the Working Capital Overage, if any (as contemplated by Section 2.3(b)).

(b) Decreases in the Purchase Price. The Purchase Price shall be decreased by the Working Capital Underage, if any (as contemplated by Section 2.3(b)).

2.2 Settlement Amounts. At the Closing, Buyer, based upon mutually agreed upon instructions with Sellers and against receipt by Buyer and Sellers of appropriate Lien releases and/or acknowledgments of payment from the relevant creditor entity, shall, out of the Closing Date Cash Consideration, on behalf of the Acquired Companies, cause to be paid in full the Acquired Company Debt (other than the Dalea Party Debt) to the party or parties entitled thereto pursuant to the Payoff Letters (which shall be delivered to Buyer and Sellers no later than three (3) Business Days prior to the Closing Date) (the “Settlement Amounts”).

2.3 Working Capital Adjustment.

(a) Estimated Net Working Capital Statements. Not later than the third Business Day prior to the Closing Date, the Acquired Companies shall prepare and deliver, or cause to be prepared and delivered, to Buyer (i) an unaudited estimated balance sheet for each of the Acquired Companies as of the close of business on the day immediately preceding the Effective Date (the “Estimated Effective Date Balance Sheet”) and (ii) an estimated net working capital statement for each of the Acquired Companies, based on the Estimated Closing Balance Sheet (the “Estimated Net Working Capital Statement”), setting forth each Acquired Company’s calculation of the estimated Net Working Capital of such Acquired Company as of the close of business on the day immediately preceding the Effective Date and the aggregate amount of such calculations (the “Estimated Effective Date Net Working Capital”) calculated, in each case, in good faith and in accordance with GAAP using the same methodologies, procedures and principles set forth on Exhibit B.

(b) Effective Date Adjustment. If the Estimated Effective Date Net Working Capital is less than zero, then the Purchase Price will be reduced (first, through an adjustment to the Promissory Note, and, to the extent the Promissory Note is reduced to zero, by a reduction of the Closing Date Cash Consideration) by an amount equal to the absolute value of such shortfall (a “Working Capital Underage”). If the Estimated Effective Date Net Working Capital is greater than zero, then the Purchase Price will be increased (through an adjustment to the Closing Date Cash Consideration) by an amount equal to such excess (a “Working Capital Overage”). If the Estimated Effective Date Net Working Capital is zero, then the Purchase Price will not be adjusted pursuant to this Section 2.3(b), but may be subject to adjustment as otherwise provided in this Section 2.3. The adjustments made at Closing pursuant to this Section 2.3(b) are subject to subsequent adjustment as provided in Sections 2.3(f)(i) and 2.3(f)(ii).

(c) Final Net Working Capital Statement. Not later than 90 days after the Closing Date, Buyer shall cause to be prepared and delivered to TAT (i) unaudited balance sheets for each Acquired Company as of the close of business on the day immediately preceding the Effective Date (the “Final Effective Date Balance Sheets”) and (ii) a final net working capital statement, based on the Final Effective Date Balance Sheets (the “Final Net Working Capital Statement”), setting forth Buyer’s calculation of the Net Working Capital of the Acquired Companies, both individually and in the aggregate, as of the close of business on the day immediately preceding the Effective Date (the “Final Net Working Capital”) calculated, in each case, in good faith and in accordance with GAAP using the same methodologies, procedures and principles set forth on Exhibit B.

(d) Dispute. Within 30 days following receipt by TAT of the Final Effective Date Balance Sheets and the Final Net Working Capital Statement, TAT may deliver a written objection notice to Buyer of any disagreement TAT has with respect to the preparation or content of the Final Effective Date Balance Sheets and/or the Final Net Working Capital Statement (such notice, an “Objection Notice”). An Objection Notice must describe in reasonable detail the line item calculations contained in the Final Effective Date Balance Sheets and/or the Final Net Working Capital Statement with which TAT disagrees and must briefly describe the basis for any such disagreement. If TAT does not provide an Objection Notice to Buyer within such 30-day period, such Final Effective Date Balance Sheets and Final Net Working Capital Statement will be final, conclusive and binding on the parties. In the event an Objection Notice is timely provided, Buyer and TAT shall negotiate in good faith to resolve the disputed items identified in the Objection Notice. If Buyer and TAT, notwithstanding such good faith efforts, fail to resolve any such disagreements within 30 days after Buyer’s receipt of an Objection Notice, then Buyer and TAT shall jointly engage the firm of Deloitte LLP, or, if Deloitte LLP is not then independent of Buyer and TAT or is not reasonably available to so act, then such other nationally recognized accounting firm as may be mutually acceptable to Buyer and TAT (or in the event the parties cannot agree, an accounting expert as chosen by the American Arbitration Association) (as applicable, the “Arbitration Firm”) to resolve any remaining disagreements; provided, that the Arbitration Firm shall determine only the disputed items identified in the Objection Notice that remain unresolved following the 30-day period described in this sentence. In addition, in resolving any such disputed items, the Arbitration Firm shall (i) be bound by the terms and conditions set forth in this Section 2.3 and Exhibit B, (ii) render its decision within 30 days after the referral of the dispute(s) to the Arbitration Firm for a decision pursuant hereto, and (iii) not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Neither TAT and Sellers, on one hand, nor Buyer, on the other hand, (and none of their respective representatives) shall have any ex parte conversations or meetings with the Arbitration Firm without the prior consent of (x) with respect to TAT and Sellers, Buyer and (y) with respect to Buyer, TAT. The fees, costs and expenses of the Arbitration Firm shall be allocated to and borne by Buyer, on the one hand, and TAT, on the other hand, based on the inverse of the percentage that the Arbitration Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbitration Firm. For example, should the items in dispute total in amount to $1,000 and the Arbitration Firm awards $600 in favor of Buyer’s position, 60% of the costs of its review would be borne by TAT and 40% of the costs would be borne by Buyer. All determinations made by the Arbitration Firm shall be final, conclusive and binding on the parties. Judgment may be entered upon the determination of the Arbitration Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(e) Access. For purposes of complying with the terms set forth in this Section 2.3, each party shall reasonably cooperate with and make reasonably available to the other parties and their respective representatives all information, records, data and working papers, including reasonable access to its facilities and personnel during normal business hours, as may be reasonably requested in connection with the preparation and analysis of the Final Effective Date Balance Sheets and the Final Net Working Capital Statement and the resolution of any disagreement related thereto; provided, that (i) such activities shall not unreasonably disrupt the operations of the Acquired Companies and (ii) the Acquired Companies shall have no obligation to make available any information if the Acquired Company has been advised by counsel that making such information available may jeopardize any attorney-client or other legal privilege or contravene any applicable Law or Contract in existence as of the Closing Date (including any confidentiality agreement to which the Acquired Company is a party). Buyer may require that TAT enter into a customary confidentiality agreement with respect to such information.

(f) Post-Closing Adjustment. Not later than the third Business Day after the date on which the Final Effective Date Balance Sheets and the Final Net Working Capital are finally determined pursuant to Section 2.3(d), TAT and Buyer shall jointly determine the amount by which the Purchase Price would have been adjusted pursuant to Section 2.3(b) had the Final Net Working Capital been substituted for the Estimated Effective Date Net Working Capital as of the Closing.

(i) If such substitutions would have resulted in a Purchase Price that is greater than the Estimated Closing Date Purchase Price (any such excess, the “Price Increase”), then Buyer shall within 30 days from the date on which the Final Effective Date Balance Sheets and the Final Net Working Capital are finally determined pursuant to Section 2.3(d) cover the Price Increase by payment of immediately available funds to TAT.

(ii) If such substitutions would have resulted in a Purchase Price that is less than the Estimated Closing Date Purchase Price (such deficit, the “Price Decrease”), then TAT shall return the original Promissory Note to Buyer against delivery of a modified Promissory Note the principal of which is reduced by the Price Decrease within five Business Days from the date on which the Final Effective Date Balance Sheets and the Final Net Working Capital are finally determined pursuant to Section 2.3(d). To the extent that the Price Decrease exceeds the balance of the Promissory Note, TAT shall pay the amount of such excess to Buyer in immediately available funds within 30 days after the date on which the Final Effective Date Balance Sheets and the Final Net Working Capital are finally determined pursuant to Section 2.3(d).

(iii) If such substitutions would have resulted in a Purchase Price equal to the Estimated Closing Date Purchase Price, there shall be no adjustment to the consideration payable hereunder pursuant to this Section 2.3(f).

ARTICLE III

CLOSING AND DELIVERIES

3.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m. local time at the offices of Weil, Gotshal & Manges, LLP, 767 Fifth Avenue, New York, New York 10153-0119, on the later of (i) the second Business Day after satisfaction or waiver of each of the conditions set forth in Article VIII (other than conditions to be satisfied at Closing) or (ii) April 2, 2012, or on such other date or at such other time and place as the parties mutually agree in writing. The date on which the Closing occurs is herein referred to as the “Closing Date.” All proceedings to be taken and all documents to be executed and delivered by all parties hereto at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

3.2 Deliveries by Sellers. At the Closing, Sellers shall deliver or cause to be delivered to Buyer the following items:

(a) the stock or other certificates representing the Shares with duly executed stock powers or assignments attached in proper form for transfer;

(b) a Master Services Agreement with respect to each of VIL and VGS, each duly executed by TAT;

(c) a Transition Services Agreement for the benefit of each of the Acquired Companies, duly executed by TAT;

(d) an assignment to Buyer of any confidentiality or non-disclosure agreements in favor of TAT or any Seller relating to the potential acquisition of any Acquired Company, including by acquisition of its equity securities or assets, by merger, consolidation, or otherwise;

(e) a closing statement reflecting the flow of funds at the Closing, duly executed by TAT, Sellers, and the Acquired Companies;

(f) a certificate from each Seller dated as of the Closing Date, duly executed by the Secretary of each Seller, given by him or her on behalf of the applicable Seller and not in his or her individual capacity, certifying as to: (i) an attached copy of the resolutions of the Board of Directors of such Seller authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded; (ii) the incumbency, authority and specimen signature of each officer of such Seller executing this Agreement on behalf of the Acquired Company; and (iii) true and complete copies of the Organizational Documents of such Seller;

(g) a certificate of an executive officer of TAT, given by him or her on behalf of TAT and not in his or her individual capacity, to the effect that the conditions set forth in Section 8.3(a) (solely with respect to the representations and warranties of TAT) and Section 8.3(b) have been satisfied (the “TAT Closing Certificate”); and

(h) a certificate of an executive officer of each Seller, given by him or her on behalf of such Seller and not in his or her individual capacity, to the effect that the conditions set forth in Section 8.3(a) (solely with respect to the representations and warranties of such Seller) and Section 8.3(b) have been satisfied (the “Seller Closing Certificate”).

3.3 Deliveries by the Acquired Companies. At the Closing, the Acquired Companies shall deliver or cause to be delivered to Buyer the following items:

(a) the Payoff Letters reflecting all outstanding Acquired Company Debt and providing a mechanism for obtaining and/or filing any necessary termination statements or other releases, in each case as may be reasonably required to evidence the satisfaction of the Acquired Company Debt;

(b) a true and complete aged receivable and payable listing of each Acquired Company, as of three Business Days prior to Closing, duly certified by the chief financial officer of each Acquired Company;

(c) a certificate from each Acquired Company and each Acquired Company Subsidiary dated as of the Closing Date, duly executed by the Secretary of each Acquired Company or Acquired Company Subsidiary, as applicable, given by him or her on behalf of the applicable Acquired Company or Acquired Company Subsidiary and not in his or her individual capacity, certifying as to: (i) an attached copy of the resolutions of the Board of Directors of the Acquired Company authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded; and (ii) the incumbency, authority and specimen signature of each officer of the Acquired Company executing this Agreement on behalf of the Acquired Company; and (iii) true and complete copies of the Organizational Documents of the Acquired Company or Acquired Company Subsidiary;

(d) a copy of the certificate of incorporation (or equivalent formation document) of each Acquired Company and Acquired Company Subsidiary certified by the relevant Governmental Authority of the jurisdiction of formation as of a date as close to the Closing Date as is reasonably practicable;

(e) a copy of the memorandum of association (or equivalent governing document) of each Acquired Company and Acquired Company Subsidiary certified by the relevant Governmental Authority of the jurisdiction of formation as of a date as close to the Closing Date as is reasonably practicable;

(f) a certificate of the relevant Governmental Authority of the jurisdiction of formation as to the good standing of each Acquired Company and Acquired Company Subsidiary as of a date not more than five Business Days prior to the Closing Date;

(g) a certificate of an executive officer of each Acquired Company, given by him or her on behalf of the Acquired Company and not in his or her individual capacity, to the effect that the conditions set forth in Section 8.3(a) (solely with respect to the representations and warranties of the Acquired Company) and Section 8.3(b) have been satisfied (the “Acquired Company Closing Certificate”);

(h) written resignations signed by the directors and officers of the Acquired Companies and Acquired Company Subsidiaries listed on Schedule 3.3(h); and

(i) the Consents set forth on Schedule 8.3(e).

3.4 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered the following items:

(a) to TAT, by wire transfer of immediately available funds to the accounts designated in writing by TAT, the Closing Date Cash Consideration as adjusted pursuant to Sections 2.1, 2.2 and 2.3(b);

(b) to TAT, a promissory note duly executed by Dalea Partners, LP, an Oklahoma limited partnership, in the principal amount of $11,500,000 and in the form agreed to by the parties (the “Promissory Note”);

(c) a guaranty in the form agreed to by the parties, duly executed by N. Malone Mitchell, 3rd.;

(d) to the Persons entitled thereto, by wire transfer of immediately available funds to the account designated in writing by each such recipient, such recipient’s portion of the Settlement Amounts;

(e) to Sellers a certificate dated as of the Closing Date, duly executed by the Secretary or equivalent officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, certifying as to: (i) an attached copy of the resolutions of the Board of Directors (or similar governing body) of Buyer authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded; (ii) the incumbency, authority and specimen signature of each officer of Buyer executing this Agreement; and (iii) true and complete copies of the Organizational Documents of Buyer;

(f) to Sellers a certificate of the relevant Governmental Authority as to the good standing of Buyer in its jurisdiction of formation as of a date as close to the Closing Date as is reasonably practicable;

(g) to Sellers a certificate of an executive officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied (the “Buyer Closing Certificate”);

(h) the Consents set forth on Schedule 6.4(b);

(i) a Master Services Agreement with respect to each of VIL and VGS, duly executed by the applicable Acquired Company;

(j) a Transition Services Agreement for the benefit of each of the Acquired Companies, duly executed by each applicable Acquired Company; and

(k) a closing statement reflecting the flow of funds at the Closing, duly executed by Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TAT, SELLERS AND

THE ACQUIRED COMPANIES

Except (a) as set forth in the Schedules referenced in this Article IV (collectively, the “Acquired Company Disclosure Schedules”), which shall qualify the representations and warranties of the Acquired Companies set forth in this Article IV and which shall be organized in parts corresponding to the numbering in this Article IV with disclosures in each part specifically corresponding to or cross-referencing to a particular section (or subsection) of this Article IV (subject to Section 12.15) or (b) as provided by this Agreement, TAT, Sellers, and the Acquired Companies, jointly and severally, represent and warrant to and for the benefit of Buyer that the following statements are true; provided, that the only representations and warranties that apply to VOS SRL are those set forth in Sections 4.1 (first sentence), 4.2, 4.4, 4.5(d), 4.6, and 4.23 and any other reference to Acquired Company in this Article IV shall expressly exclude VOS SRL:

4.1 Organization and Standing. Each Acquired Company is the type of entity as designated on Schedule 4.1, existing and in good standing under the laws of the country in which it was organized, as designated on Schedule 4.1; provided, VOS SRL is dormant. Each Acquired Company has the branches designated on Schedule 4.1. Each Acquired Company, and each branch of such Acquired Company on Schedule 4.1 is duly qualified to do business, and each Acquired Company is in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on the Acquired Company.

4.2 Capitalization. The authorized and outstanding capital stock or other equity securities of each Acquired Company consists of the number of shares of stock or other equity securities set forth on Schedule 1. The Shares are duly authorized, validly issued, fully paid and, with respect to VIL and VGS, nonassessable and, with respect to VOS SRL, no equity holder is obligated to contribute any additional capital to VOS SRL. The Shares represent the only issued and outstanding shares of capital stock or other equity securities of the Acquired Companies. Except as set forth on Schedule 4.2, there are no (a) outstanding securities convertible or exchangeable into shares of capital stock or other equity securities of any Acquired Company; (b) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating any Acquired Company to issue, transfer or sell any shares of its capital stock or other equity securities; or (c) voting trusts or other agreements or understandings to which any Acquired Company is a party or by which any Acquired Company is bound with respect to the voting, transfer or other disposition of its shares of capital stock or other equity securities.

4.3 Subsidiary. Schedule 4.3 lists each Subsidiary of the Acquired Companies (the “Acquired Company Subsidiaries”) and sets forth the issued and outstanding equity interests of each of the Acquired Company Subsidiaries (the “Equity Interests”) and the holders thereof. Such Equity Interests are duly authorized, validly issued, and as of Closing will be fully paid and nonassessable. Other than as set forth on Schedule 4.3, the Acquired Companies own the Equity Interests free and clear of all Liens. Except as set forth on Schedule 4.3, there are no (a) outstanding securities convertible or exchangeable into Equity Interests; (b) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating an Acquired Company Subsidiary to issue, transfer or sell any Equity Interests; or (c) voting trusts or other agreements or understandings to which an Acquired Company Subsidiary is a party or by which an Acquired Company Subsidiary is bound with respect to the voting, transfer or other disposition of any Equity Interests. Except as set forth on Schedule 4.3, no Acquired Company Subsidiary has any operations, employees, assets, or Liabilities.

4.4 Authority, Validity and Effect; No Conflict; Required Filings and Consents.

(a) Each Acquired Company has all requisite power and authority to own or lease the assets owned or leased by it, respectively, to operate its business as currently operated, and to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed and delivered by each Acquired Company pursuant to all necessary authorizations and is the legal, valid and binding obligation of each Acquired Company, enforceable against each Acquired Company in accordance with its terms, except as limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect, and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity) (collectively (a) and (b) together, the “General Enforceability Exceptions”).

(b) Neither the execution and delivery of this Agreement by the Acquired Companies, nor the consummation by the Acquired Companies of the transactions contemplated hereby, nor compliance by the Acquired Companies with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of any Organizational Document of any Acquired Company, (ii) except as set forth on Schedule 4.4(b), constitute or result in the material breach of any term, condition or provision of, or constitute a material default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a material Lien upon any property or assets of any Acquired Company, pursuant to any Material Contract, or (iii) subject to receipt of the Consents referred to on Schedule 4.4(c), materially violate any Order or Law applicable to any Acquired Company or any of their respective properties or assets.

(c) Other than as set forth on Schedule 4.4(c), no material Consent is required to be obtained by any Acquired Company, TAT, or any Seller for the consummation by an Acquired Company of the transactions contemplated by this Agreement.

4.5 Financial Statements.

(a) Attached as Schedule 4.5(a) are copies of the following financial statements: (i) the unaudited balance sheets of each of the Acquired Companies as of December 31, 2010 and the related unaudited statements of income and cash flows for the fiscal year then ended (the “2010 Financial Statements”), and (ii) the unaudited balance sheet of the Acquired Companies as of September 30, 2011 (the “Balance Sheet Date”) and the related unaudited statements of income and cash flows for the nine months then ended (the “2011 Financial Statements” and together with the 2010 Financial Statements, the “Acquired Company Financial Statements”).

(b) Other than as set forth on Schedule 4.5(b), the Acquired Company Financial Statements have been prepared in accordance with GAAP (except for the absence of footnotes and the elimination of intercompany transactions and balances among the Acquired Companies) in all material respects and fairly present the financial position and results of operations of each of the Acquired Companies, as of the respective dates thereof and for the periods indicated therein, subject to normal accruals and adjustments in connection with normal audit procedures. The Acquired Company Financial Statements were derived from the books and records of the Acquired Companies.

(c) Except for (i) Liabilities reflected or reserved against in the 2011 Financial Statements, (ii) Liabilities disclosed on Schedule 4.5(c), and (iii) Liabilities incurred in the ordinary course of business since the Balance Sheet Date, the Acquired Companies have no Liabilities of a type required to be reserved on a balance sheet under GAAP.

(d) VOS SRL does not have any operations, employees, assets (other than assets reflected in the Acquired Company Financial Statements), or Liabilities other than assets or Liabilities that are immaterial.

4.6 Taxes. Except as set forth on Schedule 4.6:

(a) Each Acquired Company has timely filed all Tax Returns that it was required to file and has paid all Taxes required to have been paid by it. All such Tax Returns were true, correct and complete in all material respects. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Acquired Companies have made due and sufficient accruals for such Taxes in the Acquired Company Financial Statements. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Acquired Companies and the Acquired Company Subsidiaries.

(b) Each Acquired Company has complied in all material respects with all applicable Laws, rules and regulations relating to the filing of Tax Returns, the payment and withholding of Taxes and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under applicable Laws.

(c) No Acquired Company has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(d) No Acquired Company is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(e) There are no Liens for unpaid Taxes on the assets of any Acquired Company, except for Permitted Liens.

(f) There are no Actions, examinations or audits currently pending or, to any Sellers’ Knowledge, threatened with respect to any Acquired Company in respect of any Tax. No issue has been raised by a Taxing Authority in any prior Action or examination of any Acquired Company or any Acquired Company Subsidiary which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(g) No claim has been made in writing by any Governmental Authority in a jurisdiction where any Acquired Company does not file Tax Returns that an Acquired Company is, or may be, subject to material taxation by that jurisdiction.

(h) No Acquired Company is subject to United States Taxes or required to file any Tax Returns in the United States and no Acquired Company engages in a trade or business in the United States nor has any income effectively connected to the United States. Each Acquired Company is properly classified for U.S. federal income tax purposes as an association taxable as a corporation.

(i) No Acquired Company has granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns.

Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 4.6 are the sole representations and warranties of TAT, the Sellers and the Acquired Companies relating to Tax matters.

4.7 Personal Property.

(a) Except as set forth on Schedule 4.7(a), each Acquired Company has (in the case of owned personal property) good title to, or (in the case of leased personal property) a valid leasehold interest in all of the tangible assets reflected in the 2011 Company Financial Statements, free and clear of all material Liens except for Permitted Liens, excluding assets sold or disposed of by the Acquired Company in the ordinary course of business since the Balance Sheet Date.

(b) The material equipment and other tangible personal property owned (and to be owned as of the Closing Date) by the Acquired Companies has been maintained in a manner consistent, in all material respects, with the Acquired Companies’ historical maintenance practices and in a manner that is sufficient for the continued operation and use of such equipment and tangible personal property in a manner consistent with their historical use. At Closing, an Acquired Company or an Acquired Company Subsidiary will own good title, free and clear of all material Liens except for Permitted Liens, to each of the assets set forth on Schedule 4.7(b), except with respect to any of such assets that are disposed of in the ordinary course of business between the date hereof and the Closing.

4.8 Real Property. Schedule 4.8(a) contains a complete and accurate description of all leased Real Property and the interests of each Acquired Company therein. The Acquired Companies have valid leasehold interests in each such property. On the Closing Date, an Acquired Company or an Acquired Company Subsidiary will own fee title to that certain portion of the Real Property that is set forth on Schedule 4.8(b) (the “Owned Property”), subject only to Permitted Liens. To Sellers’ Knowledge, each tract of land comprising a portion of the Owned Property has access to a dedicated right-of-way and is serviced by utilities sufficient for the business of the Acquired Company that is currently operated thereon. The Real Property listed on Schedule 4.8(a) and Schedule 4.8(b) comprises all material owned or leased real property interests of the Acquired Companies used in the conduct of the business and operations of the Acquired Companies as now conducted (other than any real property interests to be provided to the Acquired Companies under the Transition Services Agreement).

4.9 Compliance with Laws. Except as set forth on Schedule 4.9, each Acquired Company:

(a) is in material compliance with all Laws and Orders applicable to its business;

(b) has received no written notification or communication from any Governmental Authority within the past two years (i) asserting that the Acquired Company is not in material compliance with any Law, or (ii) threatening to revoke any material Permit owned or held by the Acquired Company; and

(c) to Sellers’ Knowledge, no investigation or review is pending or threatened by any Governmental Authority with respect to any alleged material violation by the Acquired Company of any Law.

4.10 Permits. No Acquired Company is in default or violation in any material respect of any term, condition or provision of any material Permit. No material Permit will be impaired by the consummation of the transactions contemplated by this Agreement.

4.11 Employee Benefit Plans; Employees. Except as set forth on Section 4.11(a), no Acquired Company has any health, severance pay, salary continuation, bonus, incentive, stock option, restricted stock unit, retirement, workers’ compensation, pension, profit sharing or deferred compensation plans, contracts, programs, funds (“Employee Plans”). Except as set forth on Schedule 4.11(a), no Acquired Company makes or is required to make payments, transfers, or contributions in respect of any Employee Plans. Schedule 4.11(b) includes an accurate count of employees and leased personnel of each Acquired Company by location as of the date hereof.

4.12 Material Contracts.

(a) Set forth on Schedule 4.12(a) is a list of the following Contracts to which each Acquired Company is a party (the “Material Contracts”):

(i) each Contract relating to any partnership, joint venture, strategic alliance or sharing of profits;

(ii) each Contract limiting the right of the Acquired Company to (x) engage in or compete with any Person in any business or in any geographical area or (y) solicit or hire any Person or customers with respect to the business of the Acquired Company;

(iii) each collective bargaining Contract or other Contract with any labor union;

(iv) each material license of Intellectual Property except for licenses implied by the sale of goods and licenses to software generally commercially available;

(v) each Contract relating to the incurrence, assumption or guarantee of any material indebtedness or imposing a material Lien on any of the assets of any Acquired Company, other than TAT’s senior credit facility that imposes Liens on assets of the Acquired Companies that will be released at Closing;

(vi) each Contract providing for severance, retention, change in control or other similar payments or benefits to employees;

(vii) each Contract pertaining to employment arrangements with any officer, director, or key employee of any Acquired Company that provides for annual compensation in excess of $100,000;

(viii) each material Contract between any Acquired Company and TAT, any Seller, or any of their Subsidiaries other than another Acquired Company;

(ix) each Contract relating to the acquisition (by merger, purchase of equity or assets or otherwise), since January 1, 2011, by any Acquired Company of any operating business or assets or the capital stock of any other Person to the extent that the acquisition is material to the Acquired Companies taken as a whole;

(x) each Contract relating to the sale of any of the assets, since January 1, 2009, of any Acquired Company other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase or otherwise acquire any of the capital stock or assets of such Acquired Company;

(xi) each loan agreement, note, mortgage, indenture and security agreement relating to Acquired Company Debt and all guarantees of the debt obligations of any third party;

(xii) each Contract pursuant to which any Acquired Company leases or subleases any Real Property or material personal property;

(xiii) each Contract that is a material master services agreement or similar agreement entered into with any third party, other than Dalea Partners, LP and its Affiliates;

(xiv) each letter of credit and each material performance bond or surety agreement;

(xv) each Contract involving a remaining commitment by any Acquired Company in excess of $100,000;

(xvi) any contracts or agreements to sell or otherwise dispose of any capital assets having a fair market value in excess of $100,000; and

(xvii) each material Contract with a Governmental Authority.

(b) Each Acquired Company has heretofore made available to Buyer copies of all Material Contracts. Each Material Contract is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the applicable Acquired Company, and, to such Sellers’ Knowledge, of the other parties thereto, subject only to the General Enforceability Exceptions. There is (i) no material breach or default by an Acquired Company or, to such Sellers’ Knowledge, by any third party under any Material Contract, and (ii) no event on the part of the Acquired Company, or, to Sellers’ Knowledge, on the part of any other third party under any Material Contract, has occurred which, with notice or lapse of time or both, would constitute a material breach or default by the Acquired Company or, to Sellers’ Knowledge, by any third party, would permit termination, modification or acceleration thereof by any party to such Material Contract.

4.13 Legal Proceedings. Except as set forth on Schedule 4.13, there are no Actions (a) pending or, to Sellers’ Knowledge, threatened, against an Acquired Company or any of its properties or assets or (b) that challenge, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. No Acquired Company is subject to any material Order.

4.14 Intellectual Property. Except as set forth on Schedule 4.14:

(a) At Closing, the Acquired Companies will own the rights to the domain names set forth on Schedule 4.14;

(b) No Acquired Company owns any material Acquired Company IP;

(c) No Acquired Company owns any Acquired Company Registered Intellectual Property;

(d) To Sellers’ Knowledge, no Person is infringing on the Acquired Companies’ rights to the domain names set forth on Schedule 4.14;

(e) No Acquired Company has received written notice alleging that it infringes on any Intellectual Property rights of any third party; and

(f) Except as set forth on Schedule 4.14, no Acquired Company has received any written notice of any material claim and, to Sellers’ Knowledge, no material claim has been threatened in writing that alleges that any aspect of the business of an Acquired Company infringes or otherwise violates any third party’s right in or to such third party’s own Intellectual Property.

Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 4.14 are the sole representations and warranties of TAT, the Sellers and the Acquired Companies relating to Intellectual Property matters.

4.15 Insurance. Schedule 4.15 sets forth, as of the date of this Agreement, all policies of insurance in effect since January 1, 2010 held by or applicable to each Acquired Company setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. All unexpired policies are in full force and effect in all material respects, and the applicable Acquired Company has paid all premiums therefor other than any retroactive upward adjustment as to which none of TAT, any Seller or any Acquired Company has received written notification. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled by the insurer within the last two years and, to Sellers’ Knowledge, no written threat has been made by an insurer and received by TAT, any Seller or any Acquired Company to cancel any insurance policy held by or applicable to an Acquired Company during such period. None of TAT, any Seller or any Acquired Company has received written notification regarding any retroactive upward adjustment in premiums under any such insurance policies. Since January 1, 2011, there has not been any pending claim that has been denied or rejected by any insurer.

4.16 Personnel. Except as set forth on Schedule 4.16, no Acquired Company is a party to or subject to any collective bargaining agreements, and, to Sellers’ Knowledge, (a) no labor union or other collective bargaining unit represents or claims to represent any Acquired Company’s employees, and (b) there is no union campaign being conducted to authorize a union with respect to any Acquired Company’s employees. Except as set forth on Schedule 4.16, since January 1, 2011, no Acquired Company has experienced any strike, material grievance or other collective bargaining dispute, and no such action is pending or, to Sellers’ Knowledge, threatened.

4.17 Environmental Matters. Except as set forth on Schedule 4.17:

(a) each Acquired Company is, and has been, in material compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all material Permits required under or pursuant to any Environmental Law;

(b) there has been no material Release of any Hazardous Material by an Acquired Company or at the Real Property that requires cleanup or remediation pursuant to any Environmental Law; and

(c) except as has been resolved prior to the date of this Agreement, no Acquired Company has (i) received written notice of material violation of any Environmental Law; or (ii) received any material written claim under any Environmental Law.

The representations and warranties in this Section 4.17 are the sole representations and warranties of the Acquired Company relating to compliance with and Liabilities arising under Environmental Laws, and the common law, relating to Hazardous Materials or relating to other environmental matters.

4.18 Conduct of Business in Ordinary Course. Except for the transactions contemplated hereby, as set forth on Schedule 4.18 or as permitted by Section 7.1 after the date of this Agreement, since the Balance Sheet Date, (a) each Acquired Company has conducted its business and operations in the ordinary course of business consistent with past practices, and (b) there has not been any change that has had a Material Adverse Effect on an Acquired Company.

4.19 No Brokers. Except as set forth on Schedule 4.19, no broker, finder or similar agent has been employed by or on behalf of TAT, any Seller or any Acquired Company, and no Person with which TAT, any Seller or any Acquired Company has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

4.20 Customers and Suppliers.

(a) Except as set forth on Schedule 4.20(a)(i), no Significant Customer of any Acquired Company has given written notice to such Acquired Company of its intent to terminate its business relationship with such Acquired Company or to materially limit its business relationship with such Acquired Company. The term “Significant Customer” means any of the ten largest third party customers, by dollar volume, of each Acquired Company during the period beginning January 1, 2011 and ending on the Balance Sheet Date. Schedule 4.20(a)(ii) contains a complete list of the Significant Customers of each Acquired Company and dollar volume of business with each Significant Customer during such period.

(b) Except as set forth on Schedule 4.20(b)(i), no Significant Supplier of any Acquired Company has given written notice to such Acquired Company of its intent to terminate its business relationship with such Acquired Company or to materially limit its business relationship with such Acquired Company. The term “Significant Supplier” means any of the ten largest suppliers, by dollar volume, of each Acquired Company during the period beginning January 1, 2011 and ending on the Balance Sheet Date. Schedule 4.20(b)(ii) contains a complete list of the Significant Suppliers of each Acquired Company and dollar volume of business with each Significant Supplier during such period.

4.21 Accounts Receivable.

(a) Except as set forth on Schedule 4.21(a), the accounts receivable of each Acquired Company reflected on the books and records of the Acquired Company arose in the ordinary course of business and represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.

(b) Schedule 4.21(b) includes a true and complete aged listing of the accounts receivable of the Acquired Companies.

4.22 Affiliate Transactions. Except as set forth on Schedule 4.22, no Acquired Company is a party to any material agreement or arrangement (whether oral or written) with TAT, any Seller, or any of their Subsidiaries other than another Acquired Company.

4.23 Directors and Officers. Schedule 4.23 sets forth a true and complete list of each director and officer of each of the Acquired Companies and the Acquired Company Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF TAT AND SELLERS

Except (a) as set forth in the Schedules referenced in this Article V (collectively, the “Seller Disclosure Schedules”), which shall qualify the representations and warranties of TAT and Sellers set forth in this Article V and which shall be organized in parts corresponding to the numbering in this Article V with disclosures in each part specifically corresponding to or cross-referencing to a particular section (or subsection) of this Article V (subject to Section 12.15) or (b) as provided by this Agreement, TAT and Sellers represent and warrant to and for the benefit of Buyer that the following statements are true:

5.1 Organization and Standing. TAT and each Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

5.2 Authority; Enforceability; Title.

(a) TAT and each Seller has all requisite power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein, and this Agreement has been duly executed and delivered by TAT and each Seller and is the legal, valid and binding obligation of TAT and each Seller, enforceable against TAT and each Seller in accordance with its terms, except as limited by the General Enforceability Exceptions.

(b) Each Seller is the record and beneficial owner of the Shares set forth on Schedule 1, and has good and valid title to such Shares free and clear of all Liens. Upon the consummation of the transactions contemplated by this Agreement and in accordance with the terms hereof, at the Closing, Buyer will acquire good and valid title to the Shares, free and clear of all Liens, other than Liens created by Buyer.

5.3 Consents. Except as set forth on Schedule 4.4(c), no Consent is required to be obtained by TAT or any Seller for the consummation by TAT and Sellers of the transactions contemplated by this Agreement.

5.4 Budget. TAT has provided Buyer a true and complete copy of the exploration and development budget of TAT and Sellers as of the date of this Agreement for the year ending December 31, 2012. TAT’s board of directors has not authorized, and does not presently anticipate authorizing, any material modifications of such budget, absent a material change in the economic and operational assumptions underlying such budget; provided, that any modification of such budget shall be entirely within the discretion and business judgment of TAT’s board of directors and Buyer shall not be entitled to indemnification for any Losses resulting from (a) failure to expend any funds under such budget or (b) any modifications to such budget that occur after the Closing.

5.5 Selling Expenses. No Acquired Company is liable or responsible for any Selling Expenses incurred by or on behalf of TAT, any Seller, or any Acquired Company.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Except (a) as set forth in the Schedules referenced in this Article VI (collectively, the “Buyer Disclosure Schedules”), which shall qualify the representations and warranties of Buyer set forth in this Article VI and which shall be organized in parts corresponding to the numbering in this Article VI with disclosures in each part specifically corresponding to or cross-referencing to a particular section (or subsection) of this Article VI (subject to Section 12.15) or (b) as provided by this Agreement, Buyer represents and warrants to and for the benefit of the Acquired Companies (prior to the Closing), TAT and Sellers that the following statements are true:

6.1 Investment Intent. The Shares are being acquired by Buyer for investment only and not with a view to distribution in violation of the Securities Act.

6.2 Organization and Standing. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Buyer is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on Buyer.

6.3 Authorization, Validity and Effect. Buyer has all the requisite power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by the General Enforceability Exceptions.

6.4 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of any Organizational Document of Buyer, (ii) constitute or result in the material breach of any term, condition or provision of, or constitute a material default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any material Lien upon, any property or assets of Buyer or, pursuant to any material note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, or (iii) subject to receipt of the requisite approvals referred to on Schedule 6.4(b), materially violate any Order or Law applicable to Buyer or any of its properties or assets.

(b) Other than as set forth on Schedule 6.4(b), no Consent is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.

6.5 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against Buyer that would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

6.6 Financing. Buyer has provided TAT with a true and complete copy of the Financing Letter, and the Financing Letter has not been modified, withdrawn, or terminated by any party thereto.

6.7 No Brokers. Other than Credit Suisse Securities (Europe) Limited, (a) no broker, finder or similar agent has been employed by or on behalf of Buyer, and (b) neither Buyer nor any Person with which Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

6.8 Disclaimer. Buyer acknowledges and agrees that, except for the representations and warranties made by TAT, Sellers, and the Acquired Companies that are expressly set forth in this Agreement or any Certificate, TAT, Sellers, and the Acquired Companies expressly disclaim all representations and warranties of any kind (whether express or implied), including any implied warranties of merchantability or fitness for a particular purpose.

ARTICLE VII

COVENANTS AND AGREEMENTS

7.1 Interim Operations. Between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, except as set forth on Schedule 7.1 or as contemplated by this Agreement, unless Buyer has previously consented in writing or as required by applicable Law, the Acquired Companies will, and TAT and Sellers will cause the Acquired Companies to, (i) conduct their operations in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to preserve (A) present business operations, organization (including employees, but specifically excluding officers and directors) and goodwill and (B) present relationships with suppliers and customers having business dealings with the Acquired Companies and (iii) maintain all assets and properties of, or used by, the Acquired Companies in their current condition (ordinary wear and tear excepted). Without limiting the foregoing, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, except as set forth on Schedule 7.1 or as contemplated by this Agreement, unless Buyer has previously consented in writing, N. Malone Mitchell 3rd or Dustin Guinn has previously directed (within their existing authority) or requested, in each case in writing, or as required by applicable Law, no Acquired Company shall, nor shall TAT or Sellers permit any Acquired Company to, do any of the following:

(a) incur any indebtedness for borrowed money or issue any long-term debt securities or assume, guarantee or endorse such obligations of any other Person, except for indebtedness incurred in the ordinary course of business under lines of credit existing on the date hereof;

(b) except in the ordinary course of business, (i) acquire any material property or assets, (ii) mortgage or encumber any material property or assets other than Permitted Liens, or (iii) cancel any debts owed to or claims held by the Acquired Companies;

(c) other than in the ordinary course of business, enter into, amend, modify or terminate any Material Contract;

(d) (i) enter into, adopt, amend or terminate any agreement relating to the compensation, bonus, benefits provided to or severance of any employee of, or any employee to be transferred at Closing to, any Acquired Company or (ii) terminate without cause the employment of any employee of, or any employee to be transferred at Closing to, any Acquired Company, in each case other than in the ordinary course of business, except to the extent required by Law or any existing agreements;

(e) make any material change to the Acquired Companies’ accounting (including Tax accounting) methods, principles or practices, except as may be required by GAAP or changes in Law;

(f) make any amendment to any Acquired Company’s Organizational Documents;

(g) issue or sell any capital stock or options, other equity securities, warrants, calls, subscriptions or other rights to purchase any capital stock or other equity securities of any Acquired Company of any of its Subsidiaries or split, combine or subdivide the capital stock or other equity securities of an Acquired Company or any of its Subsidiaries;

(h) (i) make, change or revoke any material Tax election, settle or compromise any material Tax claim or liability or enter into a settlement or compromise, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes, in each case with respect an Acquired Company, (ii) enter into any material closing agreement, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes or (iii) prepare or file any Tax Return related an Acquired Company (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice and Sellers shall have provided Buyer a copy thereof (together with supporting papers) at least ten Business days prior to the due date thereof for Buyer to review and approve (such approval not to be unreasonably withheld or delayed);

(i) take any action which would materially and adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement; or

(j) agree to take any of the actions described in sub-clauses (a) through (i) above.

Nothing contained in this Section 7.1 or elsewhere in this Agreement shall preclude any Acquired Company, in the Acquired Company’s sole discretion, from making distributions to its equity holder(s) prior to the Effective Date, and from and after the Effective Date, no Acquired Company shall make any distributions of cash or other assets to its equity holder(s) but shall not be prohibited from making cash management transfers related to expenses of the Acquired Companies paid directly by TAT or any Seller in the ordinary course of business consistent with past practices.

7.2 Reasonable Access; Confidentiality.

(a) From the date hereof until the Closing Date or the earlier termination of this Agreement, and subject to applicable Law, the Acquired Companies shall, and TAT and Sellers will cause the Acquired Companies to, (i) give Buyer and its representatives, upon reasonable notice to the Acquired Companies, reasonable access, during normal business hours, to the officers, employees, agents, assets, properties, books, records and agreements of the Acquired Companies, (ii) permit Buyer to make such inspections (but excluding environmental testing and soil or groundwater sampling without the applicable Acquired Company’s prior written consent) as Buyer may reasonably require and (iii) furnish to Buyer during such period all such information relating to the Acquired Companies as Buyer may from time to time reasonably request; provided, that (A) such activities shall not unreasonably disrupt the operations of the Acquired Companies and (B) the Acquired Companies shall have no obligation to make available any information if making such information available may jeopardize any attorney-client or other legal privilege or contravene any applicable Law or Contract (including any confidentiality agreement to which the Acquired Companies or any of their respective Affiliates is a party).

(b) Subject to Section 7.3, each Party agrees that it shall not, and each shall cause its Affiliates and representatives not to, without the prior written consent of Buyer, in the case of TAT, any Seller, or any Acquired Company, or TAT, in the case of Buyer, directly or indirectly, reveal, divulge, disclose or communicate (whether orally in writing) to any Person in any manner whatsoever information of any kind, nature or description concerning or relating to the business, assets or Liabilities of any other Party; provided, however, the forgoing shall not apply to any such information which (i) in the case of Buyer after the Closing, relates to any of the Acquired Companies, (ii) at the time of disclosure or thereafter is generally available to the public (other than as a result of its disclosure by a Party hereto or any of its Affiliates or representatives in breach of this Section 7.2(b)) or (iii) was or is required to be disclosed by a Party pursuant to an ongoing contract in effect as of the date hereof, provided that such disclosure is subject to a confidentiality obligation in favor of such Party. If this Agreement is terminated prior to Closing for any reason, this Section 7.2(b) shall remain in effect until December 31, 2012, and after such date this Section 7.2(b) shall no longer have any force or effect.

7.3 Publicity. Except as may be required to comply with the requirements of any applicable Law, no party will issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior approval (which approval will not be unreasonably withheld or delayed) of (a) with respect to such releases or announcements by Buyer or an Acquired Company (from and after the Closing Date), TAT or (b) with respect to such releases or announcements by TAT, any Seller or any Acquired Company (prior to the Closing Date), Buyer; provided, however, that, after the Closing, each of Buyer, TAT and any Seller will be entitled to issue a “tombstone” or similar advertisement without obtaining such prior approval so long as such “tombstone” or similar advertisement does not refer to the consideration paid or payable pursuant to this Agreement; provided, further, that notwithstanding the foregoing, TAT shall be permitted to issue any press release or other public announcement in order to comply with its reporting obligations under the rules and regulations of the Securities and Exchange Commission, the NYSE Amex or the Toronto Stock Exchange. The parties shall endeavor to mutually agree upon the wording of such press release or other public announcement, but in the absence of such mutual agreement, TAT shall be entitled to disclose such matters as it shall be advised by legal counsel are necessary and appropriate to comply with applicable Law.

7.4 Records. With respect to the financial books and records and minute books of the Acquired Companies: (a) for a period of five years after the Closing Date, neither Buyer nor any Seller shall cause or permit their destruction or disposal without first offering to surrender them to the other party, and (b) where there is legitimate purpose, including, without limitation, an audit of any party by the United States Internal Revenue Service or any other Taxing Authority or an indemnification claim by a party pursuant to Article X hereof, Buyer and Sellers, as applicable, shall allow the other party and its representatives access to such books and records during` regular business hours. As a condition of granting such access, Buyer or Sellers, as applicable, may require the other party to enter into a customary confidentiality agreement with respect to such matters.

7.5 Indemnification of Directors and Officers. For a period of five years after the Closing, TAT and Sellers will cause their Organizational Documents to contain the same provisions with respect to the indemnification of directors and officers of the Acquired Companies as those contained in the Organizational Documents of TAT and Sellers as of the date of this Agreement.

7.6 Certain Notices; Supplemental Disclosure.

(a) During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement, Buyer shall promptly advise Sellers in writing if it becomes aware of (i) the occurrence, or non-occurrence, of any event of which it has knowledge, which has caused any representation or warranty made by it to be untrue or inaccurate in any material respect at any time after the date of this Agreement and prior to the Closing; and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b) During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement, TAT, Sellers, and the Acquired Companies shall advise Buyer in writing if any of them becomes aware of (i) an occurrence, or non-occurrence, of any event, which has caused any representation or warranty made by any of them to be untrue or inaccurate in any material respect at any time after the date of this Agreement and prior to the Closing; and (ii) any material failure on their part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. If any such event requires any change to the Acquired Company Disclosure Schedules or the Seller Disclosure Schedules, TAT, Sellers, and the Acquired Companies shall promptly deliver to Buyer a supplement to such Schedules specifying such change, and in any event shall provide such supplement no later than two days prior to Closing. No update of the Seller Disclosure Schedules or the Acquired Company Disclosure Schedules that relates to any matter or circumstance that existed at or prior to the date of this Agreement shall (a) have any effect for the purposes of determining the satisfaction of conditions to Closing set forth in Article VIII hereof or (b) relieve TAT, Sellers or the Acquired Companies of liability or diminish any right or remedies of Buyer with respect to (i) any breach of representation or warranty made to Buyer in this Agreement or (ii) any breach of, or failure to perform, any covenant or obligation contained in this Agreement. With respect to any update of the Seller Disclosure Schedules or the Acquired Company Disclosure Schedules that relates to any material matter or circumstance that first arose after the date of this Agreement, if Buyer elects to close the transactions notwithstanding such update, (a) such update shall be deemed to have modified the representations and warranties of TAT, Sellers, and the Acquired Companies, as applicable, (b) Buyer shall have been deemed to have waived any condition to its obligation to close the transactions contemplated by this Agreement relating solely to such matter or circumstance, and (c) Buyer shall not be entitled to any indemnification with respect to the matter or circumstance described in such update.

7.7 Commercially Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby, including (a) obtaining all of the Consents and the making of all filings and the taking of all steps as may be necessary to obtain a Consent from, or to avoid an Action by, any Governmental Authority, including without limitation all anti-competition filings with or Consents of any Governmental Authorities required with respect to the transactions contemplated by this Agreement, (b) obtaining the necessary consents from third parties, (c) defending any Action challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated or reversed, and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

7.8 No Shop. None of TAT, Sellers or the Acquired Companies shall, and each shall cause their respective officers, directors, subsidiaries, partners, Affiliates and representatives not to, directly or indirectly, (a) solicit, initiate, discuss, entertain, undertake, authorize, recommend, propose, enter into or encourage the submission of any proposal or offer from any Person relating to the direct or indirect acquisition of the Shares or any portion of the assets (other than assets sold in the ordinary course of business) of the Acquired Companies (including any acquisition structured as a merger, consolidation or share exchange) (each, an “Acquisition Proposal”), or (b) participate in any discussions or negotiations regarding, furnish or cause to be furnished to any Person any information with respect to the business, operations, properties or assets of the Acquired Companies or assist or participate in, or facilitate in any other manner any effort or attempt by any Person to pursue any Acquisition Proposal; provided, however, that the Acquired Companies’ representatives may respond to unsolicited inquiries, but solely for the purpose of communicating that TAT, Sellers and the Acquired Companies are not able to entertain the unsolicited offer. Sellers shall notify Buyer orally and in writing promptly after receipt by TAT, any Seller or any Acquired Company or any representatives thereof of any proposal or offer from any Person (other than Buyer) to effect an Acquisition Proposal, including the material terms thereof. TAT, Sellers and the Acquired Companies shall (and each shall cause their respective subsidiaries and representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Proposal.

7.9 Restrictive Covenants.

(a) Non-Competition by Selling Group. As a material and valuable inducement for Buyer to enter into this Agreement and consummate the transactions provided for herein, each member of the Selling Group agrees that during the Restricted Period, such Selling Group member will not, without the prior written consent of Buyer, engage directly or indirectly, for its own benefit or for third parties, in providing any of the following: acid stimulation; cementing; coiled tubing; well-site dirt and construction; drilling fluids and services, drilling rigs; directional drilling (inclusive of down hole motors and tools); fracture stimulation; mud logging; nitrogen; rentals and fishing tools; trucking; underbalanced services; roustabout services; collection of geophysical data; and all ancillary or related services (the “Restricted Business”), either as employer, consultant, agent, principal, proprietor, partner (general or limited), shareholder, member, manager, managing member, advisor, joint venturer, investor, lender, independent contractor or in any other individual or representative capacity, in the Restricted Region; provided, that nothing contained herein shall be construed to prevent any member of the Selling Group from investing in the capital stock of any Restricted Business listed on a national securities exchange or traded in the over-the-counter market so long as such member of the Selling Group is not actively involved in the management of such Restricted Business and does not own more than 1% of the stock of such entity. The “Restricted Period” shall mean a period of five years from the Closing Date to the fifth anniversary of the Closing Date.

(b) Acquisitions by Selling Group. If during the Restricted Period any member of the Selling Group (the “Acquirer”) acquires any interest in any Person engaged in a Restricted Business that would otherwise be prohibited by Section 7.9(a), the Acquirer will give Buyer written notice of such acquisition within ten days after the consummation of such acquisition (the “Acquisition Notice”). Following delivery of the Acquisition Notice, the Acquirer shall provide Buyer with access to such information regarding the Offered Business (as defined below) as Buyer may reasonably request and shall promptly respond to Buyer’s questions regarding the Offered Business. Buyer shall have the right to purchase from the Acquirer the portion of such Person’s business constituting the Restricted Business (the “Offered Business”) on the terms set forth in this Section 7.9(b). The Acquisition Notice shall include the Acquirer’s proposed purchase price for the Offered Business, which shall be the Acquirer’s reasonable allocation of the total consideration paid by the Acquirer for the interest acquired by it to the portion of such consideration attributable to the Offered Business. If Buyer desires to purchase the Offered Business, Buyer shall notify the Acquirer of such desire in writing not later than 60 days after the Acquirer has provided Buyer access to the information regarding the Offered Business, as set forth above, which notice shall include the purchase price and terms upon which Buyer offers to purchase the Offered Business (the “Offer Notice”). If Buyer fails to timely deliver an Offer Notice, Buyer’s right to purchase the Offered Business shall terminate, and the Acquirer shall be entitled to operate (but not expand) the Offered Business, for its own benefit but not for the purpose of providing such services to third parties, in substantially the manner operated prior to the acquisition of the Offered Business for the remainder of the Restricted Period. If Buyer timely delivers an Offer Notice, the Offer Notice shall either (i) accept the purchase price proposed in the Acquisition Notice, in which case Buyer shall be obligated to purchase, and the Acquirer shall be obligated to sell, the Offered Business on the terms set forth in the Acquisition Notice within 30 days after such Offer Notice is delivered by Buyer, or (ii) notify the Acquirer that Buyer disputes Acquirer’s allocation of the total consideration paid by the Acquirer for the interest acquired by it to the portion of such consideration attributable to the Offered Business, in which event the parties shall engage Hadco International Appraisal Services (“Hadco”) to appraise the Offered Business. If the price in such appraisal is higher than the purchase price provided in the Offer Notice, Buyer shall pay the fees and expenses of Hadco or, if the price in such appraisal is lower than the purchase price provided in the Offer Notice, Acquirer shall pay the fees and expenses of Hadco. Within ten days following receipt of Hadco’s appraisal of the Offered Business, Buyer may revoke its offer to purchase the Offered Business, in which case, Acquirer shall be entitled to operate (but not expand) the Offered Business, for its own benefit but not for the purpose of providing such services to third parties, in substantially the manner operated prior to the acquisition of the Offered Business for the remainder of the Restricted Period. If Buyer does not timely revoke such offer, Acquirer shall be obligated to sell, and Buyer shall be obligated to purchase, the Offered Business at the price set forth in the appraisal within 30 days after the appraisal is delivered to Buyer.

(c) Non-Competition by Buyer. Buyer agrees that during the Restricted Period, Buyer will not, and Buyer will cause its Subsidiaries not to, without the prior written consent of TAT, engage directly or indirectly in oil and gas exploration and production, either as employer, consultant, agent, principal, proprietor, partner (general or limited), shareholder, member, manager, managing member, advisor, joint venturer, investor, lender, independent contractor or in any other individual or representative capacity, in the Restricted Region; provided, that nothing contained herein shall be construed to prevent Buyer or any of its Subsidiaries from investing in the capital stock of any Person engaged in oil and gas exploration and production that is listed on a national securities exchange or traded in the over-the-counter market so long as Buyer or such Subsidiary is not actively involved in the management of such Person and does not own more than 1% of the stock of such entity.

(d) Acquisitions. If during the Restricted Period, Buyer acquires any interest in any Person engaged in oil and gas exploration and production in the Restricted Region (the “E&P Business”), Buyer will give TAT written notice of such acquisition within ten days after the consummation of such acquisition (the “E&P Acquisition Notice”). Following delivery of the E&P Acquisition Notice, Buyer shall provide TAT with access to such information regarding the E&P Business as TAT may reasonably request and shall promptly respond to TAT’s questions regarding the E&P Business. TAT shall have the right to purchase from Buyer the portion of such Person’s business constituting the E&P Business on the terms set forth in this Section 7.9(d). The E&P Acquisition Notice shall include Buyer’s proposed purchase price for the E&P Business, which shall be Buyer’s reasonable allocation of the total consideration paid by Buyer for the interest acquired by it to the portion of such consideration attributable to the E&P Business. If TAT desires to purchase the E&P Business, TAT shall notify Buyer of such desire in writing not later than 60 days after Buyer has provided TAT access to the information regarding the E&P Business, as set forth above, which notice shall include the purchase price and terms upon which TAT offers to purchase the E&P Business (the “E&P Offer Notice”). If TAT fails to timely deliver an Offer Notice, TAT’s right to purchase the E&P Business shall terminate, and Buyer shall be entitled to operate the E&P Business in substantially the manner operated prior to the acquisition of the E&P Business for the remainder of the Restricted Period but shall not be entitled to expand beyond the geographic area in which the E&P Business was permitted to operate prior to Buyer’s acquisition thereof. If TAT timely delivers an E&P Offer Notice, the E&P Offer Notice shall either (i) accept the purchase price proposed in the E&P Acquisition Notice, in which case TAT shall be obligated to purchase, and Buyer shall be obligated to sell, the E&P Business on the terms set forth in the E&P Acquisition Notice within 30 days after such E&P Offer Notice is delivered by TAT, or (ii) notify Buyer that TAT disputes Buyer’s allocation of the total consideration paid by Buyer for the interest acquired by it to the portion of such consideration attributable to the E&P Business, in which event that parties shall engage a reputable appraiser to be agreed upon by Buyer and TAT to appraise the E&P Business. If Buyer and TAT are not able to agree on an appraiser, each shall select an appraiser, and such appraisers shall jointly select a third appraiser to appraise the E&P Business (such appraiser, or the appraiser agreed upon by Buyer and TAT, the “Appraiser”). If the price in such appraisal is higher than the purchase price provided in the E&P Offer Notice, TAT shall pay the fees and expenses of the Appraiser or, if the price in such appraisal is lower than the purchase price provided in the E&P Offer Notice, Buyer shall pay the fees and expenses of the Appraiser. Within ten days following receipt of the appraisal of the E&P Business, TAT may revoke its offer to purchase the E&P Business, in which case, Buyer shall be entitled to operate the E&P Business in substantially the manner operated prior to the acquisition of the E&P Business for the remainder of the Restricted Period but shall not be entitled to expand beyond the geographic area in which the E&P Business was permitted to operate prior to Buyer’s acquisition thereof. If TAT does not timely revoke such offer, Buyer shall be obligated to sell, and TAT shall be obligated to purchase, the E&P Business at the price set forth in the appraisal within 30 days after the appraisal is delivered to TAT.

(e) Non-Solicitation of Clients and Customers. During the Restricted Period, each member of the Selling Group agrees that it shall not (i) solicit clients or customers of any Acquired Company for the purpose of engaging in the Restricted Business or (ii) encourage any of such clients or customers to reduce or terminate its business with any of the Acquired Companies. During the Restricted Period, Buyer agrees that it shall not (i) solicit clients or customers of TAT or any Seller for the purpose of engaging in oil and gas exploration and production or (ii) encourage any of such clients or customers to reduce or terminate its business with TAT or any Seller.

(f) Non-Solicitation of Employees, Consultants and Agents. Each member of the Selling Group further agrees that it shall not induce or attempt to induce or encourage others to induce or attempt to induce, any Person who is or during the Restricted Period becomes an employee of, consultant to or agent of Buyer or any Acquired Company to terminate such Person’s employment with Buyer or an Acquired Company, as applicable (in the case of an employee), or cease providing its services to Buyer or an Acquired Company, as applicable (in the case of a consultant or agent); provided, that nothing herein shall restrict general solicitations through advertising or similar means which are not specifically directed at employees of, consultants to or agents of Buyer or any Acquired Company or employing or engaging anyone who responds to such general solicitations. Buyer further agrees that it shall not induce or attempt to induce or encourage others to induce or attempt to induce, any Person who is or during the Restricted Period becomes an employee of, consultant to or agent of TAT or any Seller to terminate such Person’s employment with TAT or any Seller, as applicable (in the case of an employee), or cease providing its services to TAT or any Seller, as applicable (in the case of a consultant or agent); provided, that nothing herein shall restrict general solicitations through advertising or similar means which are not specifically directed at employees of, consultants to or agents of TAT or any Seller or employing or engaging anyone who responds to such general solicitations.

(g) Specific Performance. The Parties acknowledge that a breach or violation of any or all of the covenants and agreements contained in this Section 7.9 may cause irreparable harm and the damages in a monetary amount which may be virtually impossible to ascertain. As a result, each Party recognizes and acknowledges that each Party that is intended to benefit from such covenants and agreements shall be entitled, without the posting of any bond, to (i) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or other provision and (ii) an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Agreement, either directly or indirectly, and that such rights shall be cumulative and in addition to all other rights and remedies available hereunder, at law or in equity.

(h) Review and Enforcement. Each Party has carefully read and considered the provisions of this Section 7.9, and having done so, agrees that the restrictions set forth in this Section 7.9 (including the time period of the restrictions and the geographical areas of restrictions set forth herein) are fair and reasonable and are reasonably required for the protection of the interests of the other Parties. Each member of the Selling Group further agrees that the ongoing business of the Acquired Companies has developed significant goodwill over the years, and they are agreeing to these restrictions in connection with sale of that goodwill and have received fair consideration in exchange for the covenants agreed by each member of the Selling Group under this Agreement. Buyer further agrees that it has received fair consideration in exchange for the covenants agreed by Buyer under this Agreement. In the event that, notwithstanding the foregoing, any part of the covenants set forth in this Section 7.9 are held to be invalid or unenforceable by a court of competent jurisdiction, the Parties agree that such invalid or unenforceable provision(s) may be severed or modified in this Agreement without, in any manner, affecting the remaining portions hereof (all of which shall remain in full force and effect). In the event that any provision of this Section 7.9 related to time period, areas, or activities of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period, area or activities such court deems reasonable and enforceable, said time period, area or activities of restriction shall be deemed modified to the minimum extent necessary to make the geographic or temporal restrictions or activities reasonable and enforceable.

(i) Independence. All covenants in this Section 7.9 shall be construed as an agreement independent of any other provision of this Agreement or any other agreement or other transaction document, and the existence of any claim or cause of action of any member of the Selling Group against Buyer, any Acquired Company or any of their Affiliates, or any claim or cause of action of Buyer against any member of the Selling Group, as applicable, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement such covenants.

7.10 Transfer of Assets. Prior to Closing, and at the sole cost and expense of TAT and Sellers (including the payment of any related Taxes, including transfer Taxes), TAT and Sellers shall cause to be transferred to an Acquired Company or an Acquired Company Subsidiary designated by Buyer good title, free and clear of all Liens except for Permitted Liens, to each of the assets listed on Schedule 7.10, except to the extent any such asset is already owned by an Acquired Company; provided that to the extent any assets set forth on Schedules 4.7(b) or 4.8(b) contemplated to be transferred pursuant to this Section 7.10 are not able to be so transferred due to pending third party consents or regulatory approvals (“Non-Assignable Assets”), TAT and Sellers shall cause such transfers to occur as promptly as practicable after Closing, but in no event more than 120 days after Closing, and such Non-Assignable Assets shall be held, as of and from the Closing Date, by Sellers and TAT in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in such Seller’s or TAT’s name and all benefits of and obligations existing thereunder shall be for Buyer’s account. Sellers and TAT shall take or cause to be taken such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Non-Assignable Assets and to effect the collection of money or other consideration that becomes due and payable under the Non-Assignable Assets, and each Sellers and TAT shall promptly pay over to Buyer all money or other consideration received by it in respect of all Non-Assignable Assets. As of and from the Closing Date, Sellers and TAT, on behalf of themselves and their Affiliates, authorize Buyer, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets, to perform all the obligations and receive all the benefits of Sellers, TAT or their Affiliates under the Non-Assignable Assets and each appoint Buyer as its attorney-in-fact to act in its name on its behalf or in the name of any Affiliate of Sellers or TAT that is a party thereto and on such Affiliate’s behalf with respect thereto.

7.11 Inter-Company Receivables and Payables. Prior to Closing, TAT and each of the Sellers will, and will cause their respective Affiliates (other than the Acquired Companies) to, pay in full to the Acquired Companies any accounts payable to the Acquired Companies that are in excess of 30 days old, and TAT and Sellers will cause the Acquired Companies to pay in full to TAT, Sellers or any of their respective Affiliates (other than the Acquired Companies) any accounts payable to TAT, Sellers or any such Affiliates that are in excess of 30 days old.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions and Obligations of the Parties. The respective obligations of TAT, Sellers, the Acquired Companies and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) Excluding any Action (or Order resulting from any Action) initiated (i) by Buyer against TAT, any Seller or any Acquired Company or (ii) by TAT, any Seller or any Acquired Company against Buyer, no Action shall be pending or threatened seeking to restrain or prohibit, and none of the parties hereto shall be subject to any Order of a court of competent jurisdiction that restrains or prohibits, the consummation of the transactions contemplated by this Agreement or which materially alters such transactions (a “Restraint”). If any such Restraint has been issued, each party shall use its commercially reasonable efforts to have any such Restraint overturned or lifted.

(b) The waiting period (and any extension thereof) under any relevant antitrust Law applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

8.2 Conditions to Obligations of TAT, Sellers and the Acquired Companies. The obligations of TAT, Sellers and the Acquired Companies to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following additional conditions:

(a) The representations and warranties of Buyer in this Agreement must be true and correct in all material respects as of the date hereof and as of the Closing (with materiality being measured individually and on an aggregate basis with respect to all breaches of representations and warranties), except for such representations and warranties that are qualified as to materiality or a “Material Adverse Effect,” each of which must be true and correct in all respects as of the date hereof and as of the Closing, except in each case to the extent any such representation and warranty speaks as of any other specific date, in which case such representation and warranty must have been true and correct as applicable as of such date.

(b) Each of the agreements and covenants of Buyer to be performed and complied with by Buyer pursuant to this Agreement prior to the Closing Date shall have been duly performed and complied with in all material respects (it being understood that failure to pay any amounts payable by or on behalf of Buyer pursuant to, and in accordance with, Articles II and/or III shall be deemed to be material).

(c) Each of the Consents or notices to or from Governmental Authorities or other Persons listed on Schedule 8.2(c) must have been obtained and provided and must be in full force and effect.

(d) TAT shall have received any required Consent of the Toronto Stock Exchange or the NYSE Amex related to the transactions contemplated by this Agreement.

(e) Buyer must have delivered or caused to be delivered each document and payment that Section 3.4 requires it to deliver.

(f) TAT shall have received bring-down certifications through the Closing Date regarding the representations and warranties of TAT, Sellers and the Acquired Companies from N. Malone Mitchell, 3rd, Dustin Guinn, and Wil Saqueton, each in substantially the form provided to TAT upon execution of this Agreement.

8.3 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following additional conditions:

(a) The representations and warranties of TAT, Sellers and the Acquired Companies in this Agreement must be true and correct in all material respects as of the date hereof and as of the Closing (with materiality being measured individually and on an aggregate basis with respect to all breaches of representations and warranties), except for such representations and warranties that are qualified as to materiality or a “Material Adverse Effect,” each of which must be true and correct in all respects as of the date hereof and as of the Closing, except in each case to the extent any such representation and warranty speaks as of any other specific date, in which case such representation and warranty must have been true and correct as applicable as of such date.

(b) Each of the agreements and covenants of TAT, Sellers, and the Acquired Companies to be performed and complied with by the Company pursuant to this Agreement prior to or as of the Closing Date shall have been duly performed and complied with in all material respects (it being understood that failure to deliver any Shares pursuant to, and in accordance with, Article III shall be deemed to be material).

(c) Since the date hereof, there shall not have been any Material Adverse Effect with respect to TAT, any Seller, or any Acquired Company.

(d) Buyer and Buyer’s Affiliate shall have consummated the equity financing contemplated by the letter agreement dated February 5, 2012 (the “Financing Letter”).

(e) Each of the Consents or notices to or from Governmental Authorities or other Persons listed on Schedule 8.3(e) must have been obtained and provided and must be in full force and effect.

(f) TAT, Sellers and the Acquired Companies must have delivered or caused to be delivered each document that Section 3.2 and Section 3.3 require them to deliver.

(g) TAT, Sellers and the Acquired Companies shall have completed the transfers of assets as required under Section 7.10.

8.4 Frustration of Closing Conditions. None of Buyer, TAT, Sellers or the Acquired Companies may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as applicable, to be satisfied if such failure was caused by such party’s breach of its obligations to consummate the transactions contemplated by this Agreement as required by the provisions of this Agreement, including Sections 7.2 and 7.7.

ARTICLE IX

TERMINATION OF AGREEMENT

9.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual written consent of Buyer, TAT, Sellers and the Acquired Companies;

(b) by Buyer or TAT, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or prior to June 30, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) is not available to any party whose breach of its obligations under this Agreement has been the principal cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated by such time;

(c) by Buyer or TAT, upon written notice to the other parties, if any Restraint is in effect and has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party whose failure to fulfill, in all material respects, any obligation under this Agreement has been the principal cause of, or resulted in, (i) such Restraint or (ii) the failure of such Restraint to be removed;

(d) by Buyer, by giving written notice to TAT in the event TAT, any Seller, or any Acquired Company is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) would cause any of the conditions set forth in Section 8.3(a) or Section 8.3(b) not to be satisfied and (ii) if curable, is not cured within 20 days following delivery by Buyer to TAT of written notice of such breach (it being understood that a failure by TAT, any Seller, or any Acquired Company to consummate Closing on the second Business Day following the satisfaction or waiver of each of the conditions set forth in Article VIII (other than the conditions that are to be satisfied at Closing), or on such other date as the parties mutually agree in writing, shall be deemed an incurable material breach by the Acquired Company of Section 3.1);

(e) by TAT by giving written notice to Buyer in the event Buyer is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) would cause the conditions set forth in Section 8.2(a) or Section 8.2(b) not to be satisfied and (ii) if curable, is not cured within 20 days following delivery by TAT to Buyer of written notice of such breach (it being understood that Buyer’s failure to consummate Closing on the second Business Day following the satisfaction or waiver of each of the conditions set forth in Article VIII (other than the conditions that are to be satisfied at Closing), or on such other date as the parties mutually agree in writing, shall be deemed an incurable material breach by Buyer of Section 3.1); or

(f) by Buyer following a Material Adverse Effect with respect to TAT, any Seller or any Acquired Company that, if curable, is not cured within 20 days after the occurrence of such Material Adverse Effect.

9.2 Effect of Termination. If this Agreement is terminated in accordance with Section 9.1, then (i) this Agreement shall forthwith become void and of no further force or effect (other than Sections 7.2(c) and (d), Section 7.3, this Section 9.2 and Article XII, which shall survive the termination of this Agreement and shall be enforceable by the parties hereto notwithstanding any such termination), and (ii) there shall be no Liability or obligation on the part of any of the parties hereto, except as set forth in this Section 9.2 and except for breaches of this Agreement by such party prior to the time of such termination. Nothing in this Article IX shall be deemed to alter the provisions of Section 12.13 or otherwise impair the right of any party to compel specific performance by another party of its obligations under this Agreement. If the transactions contemplated by this Agreement are terminated as provided herein, Buyer shall return all documents and copies and other materials received from or on behalf of the Acquired Companies relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Acquired Companies.

ARTICLE X

REMEDIES

10.1 Survival. The representations and warranties of the parties, and covenants of the parties which require performance on or prior to the Closing Date, set forth in this Agreement or in any Certificate, shall (except as provided below) survive the Closing solely for purposes of this Article X and shall terminate on the date that is the earlier of (a) 18 months following the Closing Date or (b) the consummation of an IPO; provided, that the Fundamental Representations and any covenant of the parties that by the terms of such covenant requires performance after the Closing Date shall survive until (x) 30 days after the expiration of the applicable statute of limitations with respect to the particular matter that is the subject thereof or, (y) solely with respect to any covenant that specifies an earlier termination date, such earlier date; provided, further, that if any Indemnitee makes a claim for indemnification under this Article X at any time prior to the applicable Limitation Date, then such claim (and only such claim) shall survive the applicable Limitation Date, solely for purposes of resolving such claim, until such time as such claim is fully and finally resolved; provided, further, that (subject to Section 9.2) Buyer’s obligations to pay the Closing Date Cash Consideration and deliver the other consideration contemplated by this Agreement and Seller’s obligation to deliver the Shares to Buyer shall survive the Closing indefinitely. “Limitation Date” shall mean, with respect to any representation, warranty or covenant, the date on which such representation, warranty or covenant expires pursuant to this Section 10.1.

10.2 Indemnification.

(a) Subject to the provisions of this Article X and other than as provided in Article XI, from and after the Closing, Buyer shall (and shall cause the Acquired Companies to) indemnify and hold harmless TAT, Sellers and their successors and permitted assigns, and the officers, employees, directors, shareholders and Affiliates of TAT and Sellers and each of their heirs and personal representatives (collectively, the “Seller Indemnitees”) from and against any and all damages of any kind, awards, losses, liabilities, judgments, obligations, assessments, fines, sanctions, penalties, charges, costs, expenses, payments, all interest thereon (including court costs, costs of defense, and reasonable fees and expenses of attorneys, accountants and other professional advisors) and all amounts paid incident to any compromise or settlement of any claim, lawsuit or arbitration (collectively, “Losses”) actually incurred by any of the Seller Indemnitees following the Closing Date based upon (i) any breach of or inaccuracy in the representations and warranties of Buyer contained in this Agreement or any Closing Certificate delivered by Buyer on the Closing Date pursuant to this Agreement, and (ii) any breach of the covenants or agreements of Buyer contained in this Agreement and any breach of the covenants or agreements of the Acquired Companies contained in this Agreement to be performed following the Closing Date.

(b) Subject to the provisions of this Article X and other than as provided in Article XI, from and after the Closing, TAT and Sellers shall, jointly and severally, indemnify and hold harmless Buyer and its successors and permitted assigns, and the officers, employees, directors, managers, members, partners, stockholders and Affiliates of Buyer and each of their heirs and personal representatives (collectively, the “Buyer Indemnitees”) from and against any and all Losses actually incurred by any of the Buyer Indemnitees based upon (i) any breach of or inaccuracy in the representations and warranties of the Acquired Companies contained in this Agreement or any Closing Certificate delivered by the Acquired Companies on the Closing Date pursuant to this Agreement, (ii) any breach of the covenants or agreements of the Acquired Companies contained in this Agreement to be performed on or before the Closing Date and (iii) any Actions by or on behalf of employees terminated by TAT, Sellers or the Acquired Companies that are commenced before the Effective Date.

(c) Subject to the provisions of this Article X, TAT and Sellers shall, jointly and severally, indemnify and hold harmless the Buyer Indemnitees from and against any and all Losses actually incurred by any of the Buyer Indemnitees based upon (i) any breach of or inaccuracy in the representations and warranties of TAT and Sellers contained in this Agreement or any Closing Certificate delivered by TAT and Sellers on the Closing Date pursuant to this Agreement and (ii) any breach of the covenants or agreements of TAT and Sellers contained in this Agreement to be performed following the Closing Date.

10.3 Exclusive Remedy. Each party acknowledges and agrees that, from and after the Closing (except for actions seeking specific performance or similar equitable relief pursuant to Section 12.13 and fraud claims), such party’s sole and exclusive remedy with respect to any and all rights, claims and causes of action it may have against TAT, Sellers, the Acquired Companies, Buyer or any Affiliate of any of the foregoing for Losses or otherwise relating to the operation of the Acquired Companies or their businesses, or resulting from or relating to the subject matter of this Agreement (including the Schedules hereto) and the transactions contemplated hereby and thereby, whether arising under or based upon any Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law), shall be pursuant to the indemnification provisions set forth in this Article X. Notwithstanding the foregoing, disputes regarding current assets and current liabilities (including the nature and amount thereof) which are taken into account in computing the Net Working Capital under Section 2.3(d) shall not give rise to an indemnification claim hereunder.

10.4 Limitations on Indemnification. Notwithstanding anything herein to the contrary, the indemnification rights and obligations provided for in Section 10.2 are subject to the following limitations:

(a) Notwithstanding anything to the contrary in this Agreement, the Buyer Indemnitees’ sole and exclusive remedy and source of recovery for any Losses pursuant to claims under Sections 10.2(b)(i), 10.2(b)(ii) (solely with respect to covenants or agreements to be performed prior to Closing), or 10.2(c)(i) related to breaches of representations and warranties is the portion of the General Indemnity Amount remaining at any given time; provided that breaches of the Fundamental Representations shall not be limited to the portion of the General Indemnity Amount remaining at any given time but shall instead be limited to the full amount of the Purchase Price less any indemnification amounts previously paid by TAT or the Sellers to Buyer pursuant to this Agreement.

(b) No Buyer Indemnitee shall be entitled to indemnification pursuant to Sections 10.2(b)(i), 10.2(b)(ii) (solely with respect to covenants or agreements to be performed prior to Closing), or 10.2(c)(i), (i) with respect to any single breach of representations and warranties or a pre-closing covenant unless the aggregate Losses arising from such breach exceeds $50,000 (the “Claim Threshold”) and (ii) until the aggregate amount of all Losses exceeding the Claim Threshold suffered by Buyer Indemnitees exceeds $2,000,000 (the “Basket”), provided that once the Basket of Losses exceeding the Claims Threshold exceeds $2,000,000, the Buyer Indemnitees shall be entitled to recover the entire amount of all such Losses resulting from all claims exceeding the Claim Threshold, including those included in achieving the Basket (subject to Section 10.4(a)).

(c) The limitations set forth in Section 10.4(a) and Section 10.4(b) shall not apply to (i) claims for fraud, or (ii) claims under Section 10.2(b)(i) (solely with respect to Fundamental Representations which shall be limited to the full amount of the Purchase Price less any indemnification amounts previously paid by TAT or the Sellers to Buyer pursuant to this Agreement), Section 10.2(b)(ii) (solely with respect to covenants or agreements to be performed after Closing), Section 10.2(b)(iii), Section 10.2(c)(i) (solely with respect to Fundamental Representations which shall be limited to the full amount of the Purchase Price less any indemnification amounts previously paid by TAT or the Sellers to Buyer pursuant to this Agreement) or Section 10.2(c)(ii).

(d) If any Losses sustained by an Indemnitee are covered by an insurance policy or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnitee), the Indemnitee shall use commercially reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments. The amount of any Losses subject to indemnification under Section 10.2 shall be reduced by the amounts recovered by any Indemnitee, as applicable, under applicable insurance policies or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnitee) with respect to claims related to such Losses and if any Indemnitee receives such insurance proceeds or indemnity, contribution or similar payments after the settlement of any indemnification claim under Section 10.2, as applicable, such Indemnitee shall refund to the Indemnitor the amount of such insurance proceeds or indemnity, contribution or similar payments, up to the amount received in connection with such indemnification claim. It is the intention of the parties that no insurer or third party shall be entitled to any benefit or right it would not be entitled to receive in the absence of this Section 10.4(d).

(e) Notwithstanding anything to the contrary contained in this Agreement or provided for under any applicable Law, no party hereto shall be liable under this Article X to any Indemnitee, either in contract or in tort, for any loss of profits or any consequential, incidental, exemplary, special or punitive damages of such Indemnitee, whether or not the possibility of such damages has been disclosed to the other party in advance, other than any such damages with respect to claims brought by a third party.

(f) The Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 10.2(b) for Losses to the extent that any Buyer Indemnitee has been compensated therefor pursuant to Section 2.3 or otherwise.

(g) The Buyer Indemnitees’ right to indemnification pursuant to Section 10.2(b) and Section 10.2(c) shall be reduced by the amount of any reserve reflected in the 2011 Financial Statements specifically established for the specific items giving rise to such Loss or if such Loss is reflected in the Net Working Capital.

(h) Each Indemnitee shall use commercially reasonable efforts to mitigate any Loss for which such Indemnitee seeks indemnification.

(i) No Buyer Indemnitee shall be entitled to duplication of recovery for under this Article X with respect to breaches of representations, warranties, and covenants related to Taxes and employee claims under Section 10.2(b)(iii).

10.5 Procedures.

(a) Notice of Losses by Seller Indemnitee. If a Seller Indemnitee has a claim for indemnification under this Article X that may result in a Loss (including any claim relating to a third party claim) (a “Claim”), such Seller Indemnitee shall, as soon as reasonably practicable after it becomes aware of such claim, give written notice thereof (a “Claims Notice”) to Buyer. A Claims Notice must describe the Claim in reasonable detail, and indicate the amount (estimated, as necessary and to the extent feasible) of the Loss that has been or may be suffered by the applicable Seller Indemnitee and include copies of all written documentation and summaries of all oral information actually known or in good faith believed by Seller to exist sufficient to establish the basis for the Claim. No delay in or failure to give a Claims Notice by Seller to Buyer pursuant to this Section 10.5(a) will adversely affect any of the other rights or remedies that the applicable Seller Indemnitee has under this Agreement, or alter or relieve Buyer of its obligations to indemnify the applicable Seller Indemnitee except to the extent that it is materially prejudiced thereby. Buyer shall respond to Seller (a “Claim Response”) within 30 days (the “Response Period”) after the date that the Claims Notice is sent by Seller. Any Claim Response must specify whether or not Buyer disputes the Claim described in the Claims Notice. If Buyer fails to give a Claim Response within the Response Period, Buyer will be deemed not to dispute the Claim described in the related Claims Notice. If Buyer elects not to dispute a Claim described in a Claims Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of Losses alleged in such Claims Notice will conclusively be deemed an obligation of Buyer, and Buyer shall pay or cause the Acquired Companies to pay, in cash, to Sellers on behalf of the applicable Seller Indemnitees, within five days after the last day of the applicable Response Period the amount, if any, specified in the Claims Notice. If Buyer delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Claims Notice, Buyer and Sellers shall promptly meet and use their commercially reasonable efforts to settle the dispute. If Buyer and Sellers are unable to reach agreement within 30 days after the conclusion of the Response Period, then the dispute will be resolved in accordance with Section 12.10.

(b) Notice of Losses by Buyer Indemnitee.

(i) Claims with Determinable Losses. Subject to the limitations set forth in this Article X, if any Buyer Indemnitee has a claim for indemnification pursuant to Section 10.2(b) or Section 10.2(c) (a “Buyer Claim”) the amount of which is then known, Buyer shall, as soon as reasonably practicable after it becomes aware of such Buyer Claim, notify Seller of such Buyer Claim by means of a written notice specifying the nature, circumstances and amount of such Buyer Claim, including copies of any written documentation received from third parties and in Buyer’s possession and related to such Buyer Claim (an “Buyer Claim Notice” and, together with a Claims Notice, a “Notice”). The failure by Buyer to promptly deliver a Buyer Claim Notice under this Section 10.5(b)(i) will not adversely affect the applicable Buyer Indemnitee’s right to indemnification except to the extent that Sellers are materially prejudiced thereby. If, within 30 days following receipt by Sellers of a Buyer Claim Notice (the “Dispute Period”), Buyer has not received from Sellers notice in writing that Sellers object to the Buyer Claim (or the amount of Losses set forth therein) asserted in such Buyer Claim Notice (a “Dispute Notice”), Sellers will be conclusively deemed to have agreed to and accepted Liability for the Buyer Claim and the amounts set forth in the Buyer Claim Notice, and Sellers shall pay, first, through a reduction in the then outstanding balance of the Promissory Note in an amount equal to the amount of such Buyer Claim, and second, in cash to the extent that the amount of such Buyer Claim exceeds the outstanding balance of the Promissory Note, to Buyer on behalf of the applicable Buyer Indemnitees, within five days after the last day of the applicable Dispute Period the amount specified in the Buyer Claim Notice, subject to the limitations contained in this Article X.

(ii) Claims Without Determinable Losses. Subject to the limitations set forth in this Article X, if any Buyer Indemnitee determines that it has a Buyer Claim the amount of which cannot reasonably be determined, Buyer shall, as soon as reasonably practicable after it becomes aware of such Buyer Claim, notify Sellers by means of a Buyer Claim Notice that contains the information required by Section 10.5(b)(i) and a good faith estimate, if possible, of Buyer’s calculation of the Losses incurred by the applicable Buyer Indemnitee with respect thereto. The failure by Buyer to promptly deliver an Buyer Claim Notice under this Section 10.5(b)(ii) will not adversely affect the applicable Buyer Indemnitees’ right to indemnification except to the extent Sellers are materially prejudiced thereby. If Buyer has not received a Dispute Notice from Seller within the Dispute Period, Sellers will be conclusively deemed to have agreed to and accepted Liability for the Buyer Claim, and Sellers shall pay from time to time as the amount of any such Buyer Claim becomes known, first, through a reduction in the then outstanding balance of the Promissory Note in an amount equal to the amount of such Buyer Claim, and second, in cash to the extent that the amount of such Buyer Claim exceeds the outstanding balance of the Promissory Note, to Buyer on behalf of the applicable Buyer Indemnitees, within five days after Buyer delivers Sellers notice of such amounts, the amount of such Buyer Claims, subject to the limitations contained in this Article X.

(iii) Disputes. If Sellers deliver a Dispute Notice to Buyer within the Dispute Period, Buyer and Sellers shall promptly meet and use their commercially reasonable efforts to settle the dispute as to whether and to what extent the Buyer Indemnitees are entitled to indemnification on account of such Buyer Claim. If Buyer and Sellers are unable to reach agreement within 30 days after Buyer receives such Dispute Notice, then the dispute will be resolved in accordance with Section 12.10. For all purposes of this Article X (including, without limitation, those pertaining to disputes under Section 10.5(a) and this Section 10.5(b)(iii)), Buyer and Sellers shall cooperate with and make available to the other party and its respective representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the resolution of such disputes.

(c) Opportunity to Defend Third Party Claims. In the event of any claim by a third party against a Buyer Indemnitee or Seller Indemnitee for which indemnification is available hereunder, the Indemnitor has the right, exercisable by written notice to Buyer or Sellers, as applicable, within 30 days of receipt of a Notice from Buyer or Sellers, as applicable, to assume and conduct the defense of such claim with counsel selected by the Indemnitor, subject to the reasonable approval of the Indemnitee; provided, that Sellers shall not be entitled to assume the defense of a claim hereunder if (i) it involves potential criminal Liability of Buyer, any Acquired Company, or any of their employees, (ii) relief other than monetary damages is sought, or (iii) Buyer determines in good faith that the amount necessary to resolve such claims would materially exceed the amount recoverable under this Agreement. If the Indemnitor has assumed such defense as provided in this Section 10.5(c), the Indemnitor will not be liable for any legal expenses subsequently incurred by any Indemnitee in connection with the defense of such Claim. If the Indemnitor does not, or is not permitted to, assume the defense of any third party claim in accordance with this Section 10.5(c), the Indemnitee may continue to defend such Claim (and, subject to the limitations set forth in this Article X, the Indemnitor shall reimburse the Indemnitee for the reasonable expenses of defending such claim upon submission of periodic bills) and the Indemnitor may still participate in, but not control, the defense of such third party claim at the Indemnitor’s sole cost and expense. The Indemnitee shall not consent to a settlement of, or the entry of any judgment arising from, any such Claim, without the prior written consent of the Indemnitor (such consent not to be unreasonably withheld or delayed). Except with the prior written consent of the Indemnitee (such consent not to be unreasonably withheld or delayed), no Indemnitor, in the defense of any such claim, will consent to the entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief affecting the Indemnitee, or

(ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all Liability with respect to such claim or litigation. In any such third party claim, the party responsible for the defense of such claim (the “Responsible Party”) shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such claim, including, without limitation, all settlement negotiations and offers. With respect to a third party claim for which Sellers are the Responsible Parties, Buyer shall use all commercially reasonable efforts to make available to Sellers and their representatives all books and records of Buyer and the Acquired Companies relating to such third party claim and shall cooperate with Sellers, at Sellers’ expense, in the defense of the third party claim.

(d) Settlement. The Responsible Party shall promptly notify the other party of each settlement offer with respect to a third party claim. Such other party shall promptly notify the Responsible Party whether or not such party is willing to accept the proposed settlement offer. If any such settlement offer is made to any claimant and rejected by such claimant, the amount payable to an Indemnitee with respect to such claim will not be limited to the amount of such settlement offer but will remain subject to all other limitations set forth in this Agreement. If the Indemnitor makes any payment hereunder on any third party claim, the Indemnitor shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnitee to any insurance benefits or other claims of the Indemnitee with respect to such third party claim.

ARTICLE XI

TAX MATTERS

11.1 Administration of Tax Matters. Sellers shall prepare and timely file, or cause to be timely filed, for each Acquired Company with reasonable assistance from each respective Acquired Company, all Tax Returns that are required by Law to be filed on or before the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by Law. Buyer shall prepare and timely file, or cause to be timely filed, all other Tax Returns for the Acquired Companies and shall pay or cause to be paid all Taxes shown due thereon. With respect to all Straddle Periods, such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by Law. Buyer shall, at least 30 days prior to filing any such Tax Return that relates to a Pre-Effective Date Tax Period, provide a copy of such Tax Return to Sellers. Sellers shall, within ten days of receiving such Tax Return, advise Buyer regarding any matters in such Tax Return with which it reasonably disagrees based on applicable Laws. In such case, Sellers and Buyer shall reasonably cooperate with each other to reach a timely and mutually satisfactory solution to the disputed matters.

11.2 Liability for Taxes.

(a) Sellers hereby agree, jointly and severally, to be liable for and to indemnify and hold the Buyer Indemnitees harmless from and against, and pay to the Buyer Indemnitees the amount of any and all Losses in respect of (i) all Taxes of any Acquired Company and the Subsidiaries (or any predecessor thereof) for any Pre-Effective Date Tax Period, including the portion of any Straddle Period ending at the close of business on the Effective Date and (ii) any failure by Sellers to timely pay any and all Taxes required to be borne by Sellers pursuant to Section 11.5.

(b) Buyer hereby agrees to be liable for and to indemnify and hold the Seller Indemnitees harmless from and against, and pay to the Seller Indemnitees the amount of any and all Losses in respect of all Taxes of any Acquired Company and the Subsidiaries for any Post-Effective Date Tax Period, including the portion of any Straddle Period beginning at the close of business on the Effective Date.

(c) The Acquired Companies will, in the discretion of Buyer and where not prohibited by Law, close the taxable periods of some or all the Acquired Companies and the Subsidiaries as of the close of business on the Effective Date. If applicable law does not permit the Acquired Company or a Subsidiary to close its taxable year on the Effective Date or Buyer does not exercise its discretion to do so, in any case in which a Tax is assessed with respect to or is attributable to a Straddle Period, the amount of Taxes attributable to the Pre-Effective Date Tax Period shall be determined on the basis of an interim closing of the books of the Acquired Companies as of the Effective Date, and the determination of the hypothetical Tax for such Pre-Effective Date Tax Period shall be determined on the basis of such interim closing of the books; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Effective Date and the period beginning after the Effective Date in proportion to the number of days in each such period relative to the entire taxable period. Taxes attributable to the Pre-Effective Date Tax Period shall be determined under the same method of accounting used by the applicable Acquired Company during that period.

(d) Any and all transactions or events contemplated by this Agreement that occur on or prior to the Effective Date shall be deemed to have occurred in the Pre-Effective Tax Period.

11.3 Cooperation; Audits.

(a) In connection with any audit examinations or Actions relating to the Tax liabilities imposed on any Acquired Company (or any successor thereof), Buyer, on the one hand, and Sellers, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of Actions by Taxing Authorities as to the imposition of Taxes. Buyer shall and shall cause the Acquired Companies to retain all books and records with respect to Tax matters pertinent to the Acquired Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (including any extension thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Notwithstanding the above, the control and conduct of any Action relating to Taxes that is a third-party Claim shall be governed by Section 10.5(c).

(b) Buyer and Sellers shall, upon request, use commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

11.4 Tax Refunds; Amended Tax Returns.

(a) Buyer shall promptly pay or cause to be paid to Sellers, or will set-off such amounts against any Tax Liability for the Pre-Effective Date Tax Period owed by Sellers, any Tax refunds attributable to the Acquired Company with respect to any Pre-Effective Date Tax Period that are received by Buyer or any Acquired Company (or any successor thereof) within ten days after the receipt of such refunds. At Sellers’ request, Buyer shall cooperate with Sellers in obtaining such reasonably available refunds, including through the filing of amended Tax Returns or refund claims as prepared by Seller, at Seller’s expense. Notwithstanding the foregoing, Sellers shall not file and Buyer shall not be obligated to file or cause any Acquired Company to file any amended Tax Return or refund claim that would result in additional Tax to Buyer or any Acquired Company or reduction of any Tax item.

(b) Neither Buyer nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of any Acquired Company (or any successor(s) thereof) with respect to a taxable period (or portion thereof) ending on or prior to the Effective Date unless required to do so by a Taxing Authority or with the prior written consent of Sellers which shall not be unreasonably withheld.

11.5 Transfer Taxes. Sellers shall be liable for and shall pay (and shall indemnify and hold harmless the Buyer Indemnitees against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges as levied by any Governmental Authority including any interest and penalties) in connection with the transfer of the Shares, or the transfer of any assets to the Acquired Companies or any Acquired Company Subsidiaries, contemplated by this Agreement.

11.6 Disputes. Any dispute as to any matter covered by this Article XI shall be resolved by an Arbitration Firm. The fees and expenses of such Arbitration Firm shall be borne equally by TAT and Sellers, on the one hand, and Buyer, on the other hand. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct.

11.7 Time Limits. In accordance with the provisions of Article X, any claim for indemnity under this Article XI may be made at any time prior to 30 days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

11.8 Conflicts. In the event of a conflict between the provisions of this Article XI, on the one hand, and the provisions of Article X, on the other hand, the provisions of this Article XI shall control.

ARTICLE XII

MISCELLANEOUS AND GENERAL

12.1 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the party incurring such expenses, except as expressly provided herein.

12.2 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns, but is not assignable by any party without the prior written consent of the other parties hereto; provided, that Buyer may assign this Agreement and its rights and obligations hereunder other than its obligation to execute and deliver the Promissory Note, without the consent of any other party, to any Affiliate of Buyer, or to any entity formed in connection with and benefiting from the financing contemplated by the Financing Letter, and upon such assignment, (a) the assignee shall be deemed to be “Buyer” for all purposes of this Agreement, (b) Buyer shall be automatically released from any and all obligations and Liabilities under this Agreement, and (c) the parties agree to look solely to such assignee for performance of such obligations and Liabilities, in each case, other than with respect to execution and delivery of the Promissory Note.

12.3 Third Party Beneficiaries. Other than as expressly set forth in this Agreement, each party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

12.4 Further Assurances. The parties hereto shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. Each party hereto shall cooperate affirmatively with the other parties hereto, to the extent reasonably requested by such other parties, to enforce rights and obligations herein provided.

12.5 Notices. Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing, and sent by facsimile transmission (electronically confirmed) or portable document format (.pdf), delivered in person, mailed by first class registered or certified mail, postage prepaid, or sent by Federal Express or other overnight courier of national reputation, addressed as follows:

If to Buyer or after the Closing to an Acquired Company:

Dalea Partners, LP

16803 Dallas Parkway

Addison, Texas 75001

Attention: Christine F. Stroud

Fax:(972) 590-9879

Email: christine.stroud@riatacg.com

with copies to:

McAfee & Taft A Professional Corporation

Tenth Floor, Two Leadership Square

211 North Robinson

Oklahoma City, Oklahoma 73102

Attention: T. Michael Blake

Fax: (405) 235-0439

Email: mike.blake@mcafeetaft.com

AND

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attention: Michael A. Saslaw

Fax: (214) 746-7777

Email: michael.saslaw@weil.com

If to TAT, any Seller or any Acquired Company prior to the Closing:

TransAtlantic Petroleum, Ltd.

16803 Dallas Parkway

Addison, Texas 75001

Attention: Jeffrey S. Mecom

Fax: (214) 265-4795

Email: jeff.mecom@tapcor.com

with a copy to:

Haynes and Boone, LLP

2323 Victory Ave., Suite 700

Dallas, Texas 75219

Attention: Garrett DeVries

Fax: (214) 200-0428

Email: garrett.devries@haynesboone.com

with a copy to:

Baker Botts L.L.P.

2001 Ross Avenue

Suite 1100

Dallas, Texas 75201

Attention: Neel Lemon

Fax: (214) 661-4954

Email: neel.lemon@bakerbotts.com

or to such other address with respect to a party as such party notifies the other in writing as above provided. Notices delivered personally shall be effective upon delivery. Notices transmitted by facsimile or electronic means, including via pdf, shall be effective when received, provided, that the burden of proving notice when notice is transmitted by facsimile or electronic means shall be the responsibility of the party providing such notice. Notices delivered by overnight mail shall be effective when received. Notices delivered by registered or certified mail shall be effective on the date set forth on the receipt of registered or certified mail, or 72 hours after mailing, whichever is earlier.

12.6 Complete Agreement. This Agreement and the Schedules and Exhibits hereto and the other documents delivered by the parties in connection herewith contains the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of action of the parties or their representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

12.7 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

12.8 Amendment. This Agreement may be amended or modified only by an instrument in writing specifically designated as an amendment hereto duly executed by TAT, Sellers, the Acquired Companies and Buyer.

12.9 Waiver. At any time prior to the Closing Date, TAT, Sellers, the Acquired Companies and Buyer may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Except as expressly provided in this Agreement to the contrary, any agreement to any such extension or waiver will be valid only if set forth in a writing signed by TAT, Sellers, the Acquired Companies and Buyer. No failure of any party to this Agreement to exercise any power given it under this Agreement, or to insist upon strict compliance with any provision of this Agreement, and no custom or practice at variance with the terms of this Agreement shall constitute a waiver of any such party’s right to demand strict compliance with the terms of this Agreement.

12.10 Governing Law; Jurisdiction. This Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to its rules of conflict of laws. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in Dallas County in the State of Texas. Consistent with the preceding sentence, each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Texas for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and

(b) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

12.11 Severability. So long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, TAT, Sellers, the Acquired Companies, and Buyer shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.12 Counterparts. This Agreement may be executed in one or more counterparts (and by facsimile or portable document format (.pdf)), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to (a) any other remedy to which they are entitled hereunder, at law or in equity, prior to the Closing Date, or (b) any other remedy to which they are entitled hereunder after the Closing Date.

12.14 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

12.15 Disclosure Schedules. Disclosure in any section of the Acquired Company Disclosure Schedules or the Seller Disclosure Schedules of any information (a) shall not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, Liability or other obligation of any kind exists with respect to any item; (b) with respect to the enforceability of Contracts with third-parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third-parties, or similar matters or statements, is intended only to allocate rights and risks among the parties to this Agreement and is not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any party by any Person who is not a party, or give rise to any claim or benefit to any entity or person who is not a party; and (c) shall not be deemed or interpreted to broaden the representations and warranties, obligations, covenants, conditions or agreements of the Acquired Company or Seller contained in this Agreement. The specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement is not intended to imply that such amount, or higher or lower amounts, are or are not material, and no Person shall use the fact of the setting forth of any such amount in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedules or the Acquired Company Disclosure Schedules is or is not material for purposes of this Agreement.

12.16 Independent Legal Counsel; Continuing Representation. Each party hereto has had the benefit of independent legal counsel with respect to the preparation of this Agreement. This Agreement expresses the mutual intent of the parties and each party has participated equally in its preparation. Accordingly, the rule on construction against the drafting party shall have no application to this Agreement. The parties hereto (collectively, the “Consenting Parties”) acknowledge and agree that at all times relevant hereto up to the Closing, Haynes and Boone LLP and Baker Botts LLP (on behalf of TAT’s Special Committee of Independent Directors (individually or collectively, “Sellers’ Counsel”) has represented TAT, Sellers and the Acquired Companies. If subsequent to the Closing any dispute were to arise relating in any manner to this Agreement or any other agreement between Seller on the one hand and Buyer or its Affiliates (including the Acquired Company), on the other hand, relating in any manner to this Agreement or any of the transactions contemplated herein (a “Dispute”), Buyer hereby consents to Sellers’ Counsel’s representation of Sellers in such Dispute.

[Signatures on Following Pages.]

IN WITNESS WHEREOF, Buyer, TAT, the Acquired Companies and Sellers have executed this Agreement to be effective as of the day and year first above written.

BUYER:

DALEA PARTNERS, LP

By: Dalea Management, LLC, an Oklahoma

limited liability company, its General Partner

        By: /s/ N. Malone Mitchell, 3rd

        Name: N. Malone Mitchell, 3rd

        Title: Manager

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

TAT:

TRANSATLANTIC PETROLEUM, LTD.

By: /s/ Jeffrey S. Mecom

Name: Jeffrey S. Mecom

Title: Vice President

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

ACQUIRED COMPANIES:

VIKING INTERNATIONAL LIMITED

By: /s/ Jeffrey S. Mecom

Name: Jeffrey S. Mecom

Title: Vice President

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

VIKING GEOPHYSICAL SERVICES, LTD.

By: /s/ Jeffrey S. Mecom

Name: Jeffrey S. Mecom

Title: Vice President

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

VIKING OILFIELD SERVICES SRL

By: /s/ Jeffrey S. Mecom

Name: Jeffrey S. Mecom

Title: Authorized Representative

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

SELLERS:

TRANSATLANTIC WORLDWIDE, LTD.

By: /s/ Jeffrey S. Mecom

Name: Jeffrey S. Mecom

Title: Vice President

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

LONGE ENERGY LIMITED

By: /s/ Jeffrey S. Mecom

Name: Jeffrey S. Mecom

Title: Vice President

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

TRANSATLANTIC PETROLEUM (USA) CORP.

By: /s/ Jeffrey S. Mecom

Name: Jeffrey S. Mecom

Title: Vice President

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

TRANSATLANTIC PETROLEUM CYPRUS LIMITED

By: /s/ Jeffrey S. Mecom

Name: Jeffrey S. Mecom

Title: Director

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

EXHIBIT A

DEFINED TERMS

The definitions of terms capitalized and used throughout this Agreement are as follows:

“2010 Financial Statements” has the meaning set forth in Section 4.5(a).

“2011 Financial Statements” has the meaning set forth in Section 4.5(a).

“Acquired Companies” has the meaning set forth in the preamble.

“Acquired Company Closing Certificate” has the meaning set forth in Section 3.3(g).

“Acquired Company Debt” means the Liabilities of TAT, Sellers and the Acquired Companies or any of their Subsidiaries set forth on Exhibit E hereto.

“Acquired Company Disclosure Schedules” has the meaning set forth in the preamble of Article IV.

“Acquired Company Financial Statements” has the meaning set forth in Section 4.5(a).

“Acquired Company IP” means Intellectual Property used in the conduct of the business of the Acquired Companies as currently conducted.

“Acquired Company-Owned IP” means Acquired Company IP that is owned by the Acquired Companies.

“Acquired Company Registered Intellectual Property” means all United States, international and foreign (a) patents and patent applications (including provisional applications), (b) registered service marks and trademarks and applications to register service marks and trademarks, and (c) registered copyrights and applications for copyright registration, in each case of (a) through (c) that is owned by the Acquired Companies and which have not expired.

“Acquired Company Subsidiary” has the meaning set forth in Section 4.3.

“Acquirer” has the meaning set forth in Section 7.9(b).

“Acquisition Notice” has the meaning set forth in Section 7.9(b).

“Acquisition Proposal” has the meaning set forth in Section 7.8.

“Action” or “Actions” means any lawsuit, legal proceeding, administrative enforcement proceeding, arbitration proceeding or similar matter before any Governmental Authority.

“Affiliate” means with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreement” has the meaning set forth in the preamble.

EXHIBIT A-1

“Appraiser” has the meaning set forth in Section 7.9(c).

“Arbitration Firm” has the meaning set forth in Section 2.3(d).

“Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Basket” has the meaning set forth in Section 10.4(b).

“Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank located in Dallas, Texas, is closed. References to “days” other than Business Days shall be to calendar days.

“Buyer” has the meaning set forth in the preamble.

“Buyer Claim” has the meaning set forth in Section 10.5(b).

“Buyer Claim Notice” has the meaning set forth in Section 10.5(b).

“Buyer Closing Certificate” has the meaning set forth in Section 3.4(g).

“Buyer Disclosure Schedules” has the meaning set forth in the preamble of Article VI.

“Buyer Indemnitees” has the meaning set forth in Section 10.2(b).

“Certificate” means the Acquired Company Closing Certificate, the Buyer Closing Certificate, Seller Closing Certificate and the TAT Closing Certificate.

“Claim” has the meaning set forth in Section 10.5(a).

“Claims Notice” has the meaning set forth in Section 10.5(a).

“Claim Response” has the meaning set forth in Section 10.5(a).

“Claim Threshold” has the meaning set forth in Section 10.4(b).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Cash Consideration” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Consent” means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority in connection with the consummation of the transactions provided for in this Agreement.

“Consenting Parties” has the meaning set forth in Section 12.16.

EXHIBIT A-2

“Contracts” means all written or oral contracts, leases, licenses, and other agreements (including any amendments and other modifications thereto) (other than purchase orders and sale orders entered into in the ordinary course of business), to which the Acquired Companies is a party.

“Cyprus” has the meaning set forth in the preamble.

“Dalea Party Debt” means the aggregate amount of outstanding indebtedness of any member of the Selling Group that is payable to Dalea Partners, LP or any Affiliate of Dalea Partners, LP.

“Dispute” has the meaning set forth in Section 12.16.

“Dispute Notice” has the meaning set forth in Section 10.5(b).

“Dispute Period” has the meaning set forth in Section 10.5(b).

“E&P Acquisition Notice” has the meaning set forth in Section 7.9(d).

“E&P Business” has the meaning set forth in Section 7.9(d).

“E&P Offer Notice” has the meaning set forth in Section 7.9(d).

“Effective Date” means April 1, 2012.

“Employee Plans” has the meaning set forth in Section 4.11.

“Environment” means soil, surface waters, groundwater, land, stream sediments and ambient air.

“Environmental Law” means all Laws with respect to protection of the Environment.

“Equity Interests” has the meaning set forth in Section 4.3.

“Estimated Closing Date Purchase Price” means for purposes of Section 2.3, the Purchase Price actually paid at Closing, as determined after the adjustments made in Sections 2.1(a), 2.1(b) and 2.3(b) (without regard to Sections 2.3(f)(i) or (f)(ii)).

“Estimated Effective Date Balance Sheet” has the meaning set forth in Section 2.3(a).

“Estimated Effective Date Net Working Capital” has the meaning set forth in Section 2.3(a).

“Estimated Net Working Capital Statement” has the meaning set forth in Section 2.3(a).

“Final Effective Date Balance Sheet” has the meaning set forth in Section 2.3(c).

“Final Net Working Capital” has the meaning set forth in Section 2.3(c).

EXHIBIT A-3

“Final Net Working Capital Statement” has the meaning set forth in Section 2.3(c).

“Financing Letter” has the meaning set forth in Section 8.3(d).

“Fundamental Representations” means the representations and warranties contained in the first sentence of Section 4.1 and the representations and warranties contained in Sections 4.2, 4.3, 4.4(a), 4.6, 4.19, 5.2 and 5.5.

“GAAP” means United States generally accepted accounting principles applied on a basis consistent with the Acquired Company Financial Statements.

“General Enforceability Exceptions” has the meaning set forth in Section 4.4(a).

“General Indemnity Amount” means an amount equal to $16,400,000.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

“Hadco” has the meaning set forth in Section 7.9(b).

“Hazardous Material” means any material regulated because of its effect or potential effect on human health or the environment, including (i) any substance, waste or material that is regulated as a hazardous substance, toxic substance, hazardous waste, extremely hazardous waste, restricted hazardous waste, radioactive contaminant, hazardous constituent, solid waste, special waste or pollutant pursuant to any Environmental Law, or (ii) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenols or naturally occurring radioactive material.

“Indemnitee” means any Person entitled to indemnification pursuant to Section 10.2.

“Indemnitor” means any Person required to provide indemnification pursuant to Section 10.2.

“Intellectual Property” means (i) patents and patent applications, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names, and any registrations and applications for registration therefore, and all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works, and registrations and applications for registration thereof, (iv) trade secrets, and (v) customized or proprietary computer software, data and databases and all documentation related thereto.

“IPO” means the initial public offering of any equity securities of Buyer pursuant to which such equity securities are thereafter listed for sale on the London Stock Exchange (or any similar stock exchange).

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Authority.

EXHIBIT A-4

“Liabilities” means all liabilities or obligations, whether known or unknowns, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due.

“Liens” means any security interest, mortgage, lien, option, pledge or other similar encumbrance.

“Limitation Date” has the meaning set forth in Section 10.1.

“Longe” has the meaning set forth in the preamble.

“Losses” has the meaning set forth in Section 10.2(a).

“Master Services Agreement” means a Master Services Agreement in substantially the form of Exhibit C.

“Material Adverse Effect” means any change, occurrence or development that has or could reasonably be expected to have a material adverse effect on the business, results of operations, or financial condition of such party and its subsidiaries taken as a whole, but excluding any effect resulting from (a) general economic conditions (whether as a result of acts of terrorism, war, armed conflicts or otherwise) to the extent such party is not disproportionately affected thereby, (b) affecting companies in the industry in which it conducts its business generally to the extent such party is not disproportionately affected thereby or (c) the announcement or performance of this Agreement.

“Material Contracts” has the meaning set forth in Section 4.12(a).

“Net Working Capital” means the amount by which (a) accounts receivable, prepaid expenses, cash and cash equivalents exceeds (b) accounts payable, outstanding checks net of deposits in transit, accrued expenses and salaries, and other current liabilities (excluding (i) Selling Expenses (including any employee incentive, deferred compensation or bonus expenses), (ii) Acquired Company Debt and any accrued interest or fees thereon, and (iii) any current or other Liability not assumed by Buyer), all as calculated in accordance with Exhibit B.

“Non-Acquired Company Affiliates” has the meaning set forth in Section 4.23.

“Non-Assignable Assets” has the meaning set forth in Section 7.10.

“Notice” has the meaning set forth in Section 10.5(b).

“Objection Notice” has the meaning set forth in Section 2.3(d).

“Offered Business” has the meaning set forth in Section 7.9(b).

“Offer Notice” has the meaning set forth in Section 7.9(b).

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

EXHIBIT A-5

“Organizational Documents” means (a) the certificate or articles of incorporation, organization or formation and the by-laws, the partnership agreement or operating or limited liability company agreement (as applicable), and (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any applicable Law.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Owned Property” has the meaning set forth in Section 4.8.

“Payoff Letters” means the letters provided by the holders of Acquired Company Debt to the Acquired Companies in connection with the repayment of the Acquired Company Debt as contemplated hereby.

“Permits” means any license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and reserved against in the 2011 Financial Statements or otherwise reserved against in the Acquired Companies accounting books and records to the extent required under GAAP, (b) mechanics’, workmens’, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business or by operation of Law if the underlying obligations are not delinquent, and (c) with respect to the Real Property, (i) easements, encroachments, restrictions, rights of way and any other non-monetary title defects and (ii) zoning, building and other similar restrictions.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or any Governmental Authority.

“Post-Effective Date Tax Period” means any Tax period beginning after the Closing Date.

“Pre-Effective Date Tax Period” means any Tax period (or the portion of a Straddle Period) ending on or before the Effective Date.

“Price Decrease” has the meaning set forth in Section 2.3(f)(ii).

“Price Increase” has the meaning set forth in Section 2.3(f)(i).

“Promissory Note” has the meaning set forth in Section 3.4(b).

“Purchase Price” has the meaning set forth in Section 2.1.

“Real Property” means all of the Acquired Companies’ and their Subsidiary’s real property and interest in real property, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, rights of way, all buildings and other improvements thereon, and other real property interests currently used in the business or operations of the Acquired Companies.

EXHIBIT A-6

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping into the Environment.

“Response Period” has the meaning set forth in Section 10.5(a).

“Responsible Party” has the meaning set forth in Section 10.5(c).

“Restraint” has the meaning set forth in Section 8.1(a).

“Restricted Business” has the meaning set forth in Section 7.9(a).

“Restricted Region” means the following countries (or any countries successor thereto): India, Pakistan, Turkmenistan, United Arab Emirates, Yemen, Oman, Qatar, Bahrain, Kuwait, Iraq, Saudi Arabia, Turkey, Syria, Lebanon, Palestine, Jordan, Somalia, Ethiopia, Sudan, Egypt, Libya, Algeria, Tunisia, Morocco, Lithuania, Latvia, Estonia, Russia, Poland, Romania, Ukraine, Hungary, Bulgaria, Albania and Moldova.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” have the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 3.2(h).

“Seller Disclosure Schedules” has the meaning set forth in the preamble of Article V.

“Seller Indemnitees” has the meaning set forth in Section 10.2(a).

“Sellers’ Counsel” has the meaning set forth in Section 12.16.

“Sellers’ Knowledge” means the actual knowledge of N. Malone Mitchell, 3rd, Dustin Guinn, Jeff Mecom, Aramis Guerra or Wil Saqueton.

“Selling Expenses” means all of the unpaid fees and expenses of outside legal counsel, accountants, advisors, brokers and investment bankers incurred by or on behalf of TAT, any Seller or any of the Acquired Companies in connection with the consummation of the transactions contemplated hereby and not paid for in full as of the Closing or reflected in the calculation of the Working Capital Overage or Working Capital Underage, as applicable, including any employee incentive, defined compensation or bonus expenses and any payroll or other employer Tax Liability that arise out of amounts payable as a result of the Closing.

“Selling Group” means, collectively, TAT and each Seller, and any Subsidiary or other investment of the foregoing, but does not include the Acquired Companies.

“Settlement Amounts” has the meaning set forth in Section 2.2.

“Shares” has the meaning set forth in the recitals.

“Significant Customer” has the meaning set forth in Section 4.20(a).

EXHIBIT A-7

“Significant Supplier” has the meaning set forth in Section 4.20(b).

“Straddle Period” means any Tax period beginning on or before and ending after the Effective Date.

“Subsidiary,” when used with respect to any Person, means any entity of which 50% or more of the effective voting power or equity interests of such entity is directly or indirectly owned by such Person.

“TAT” has the meaning set forth in the preamble.

“TAT Closing Certificate” has the meaning set forth in Section 3.2(g).

“TAW” has the meaning set forth in the preamble.

“Tax” means (i) any federal, provincial, state, local or foreign net income, assessments, charges, duties, fees, alternative or add-on minimum or other similar taxes, including, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, profits, license, withholding, payroll, employment, disability, unemployment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax of any kind whatsoever imposed by any Taxing Authority, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any Liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, successor or transferee Liability, operation of Law or otherwise.

“Tax Returns” means all returns, statements and reports filed or required to be filed in respect of Taxes (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Acquired Companies, any of their Subsidiaries or any of their Affiliates.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Transition Services Agreement” means a Transition Services Agreement in substantially the form of Exhibit D.

“USA” has the meaning set forth in the preamble.

“VGS” has the meaning set forth in the preamble.

“VIL” has the meaning set forth in the preamble.

“VOS SRL” has the meaning set forth in the preamble.

“Working Capital Overage” has the meaning set forth in Section 2.3(b).

“Working Capital Underage” has the meaning set forth in Section 2.3(b).

EXHIBIT A-8

EXHIBIT B

NET WORKING CAPITAL PRINCIPLES & ACCOUNT COMPOSITION

EXHIBIT B-1

EXHIBIT C

MASTER SERVICES AGREEMENT

EXHIBIT C-1

EXHIBIT D

TRANSITION SERVICES AGREEMENT

EXHIBIT D-1

EXHIBIT E

ACQUIRED COMPANY DEBT

EXHIBIT E-1